Exhibit 10.1

SHARE PURCHASE AND SALE AGREEMENT

Among

BP CANADA ENERGY COMPANY

and

RMC ACQUISITION COMPANY

and

RPC ACQUISITION COMPANY

Dated as of

February 23, 2004

Relating to the

Purchase and Sale

of the Rangeland Business Unit

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions
1.2	Derivatives
1.3	References
1.4	Headings and Division
1.5	Extended Meanings
1.6	References to Agreements or Statutes
1.7	Currency
1.8	Accounting Terms
1.9	Knowledge
1.10	Schedules
1.11	Interpretation if Closing Does Not Occur

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of the Shares
2.2	Payment
2.3	Line Fill and Product Inventory Amount
2.4	Working Capital
2.5	Assumed Liabilities
2.6	Excluded Liabilities
2.7	Payment of Inter-corporate Payables
2.8	Damage or Destruction Events

ARTICLE 3
CLOSING

3.1	Closing
3.2	Seller’s Deliveries
3.3	Buyer’s Deliveries
3.4	Completion of Transactions
3.5	Delivery of Books and Records

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Seller’s Representations and Warranties
4.2	Environmental Representations and Warranties
4.3	Disclaimers
4.4	Buyer’s Representations and Warranties

i

4.5	No Consequential Damages

ARTICLE 5
COVENANTS

5.1	Covenants of Seller
5.2	Covenants of Buyer
5.3	Mutual Covenants

ARTICLE 6
EMPLOYEES

6.1	Employees
6.2	Employment Offers to Active Employees
6.3	Employment Offers to Employees on Leave
6.4	Termination of Employees by Seller
6.5	Conditions of Transfer
6.6	Transfer Time
6.7	Level of Employee Benefits Provided by Buyer
6.8	Benefits and Policies
6.9	Vacation
6.10	Severance
6.11	Service Credit
6.12	Employee Records
6.13	No Third Party Beneficiaries
6.14	Contractors
6.15	Employer’s Obligations

ARTICLE 7
CONDITIONS TO CLOSING

7.1	Buyer’s Conditions to Closing
7.2	Seller’s Conditions to Closing
7.3	Waiver of Conditions

ARTICLE 8
INDEMNIFICATION

8.1	Buyer’s Indemnification of Seller
8.2	Seller’s Indemnification of Buyer
8.3	Environmental Indemnifications
8.4	Exclusive Remedy
8.5	Holding of Indemnities
8.6	Procedures Relating to Indemnification Between Buyer and Seller
8.7	Procedures Relating to Indemnification for Third Party Claims
8.8	Losses Net of Insurance and Taxes

8.9	Attorneys’ Fees
8.10	Time Limitation
8.11	Monetary Limitation
8.12	Limitation of Liability
8.13	Rights-of-Way Monetary Limitation
8.14	Mitigation
8.15	Adjustment to Purchase Price
8.16	Subrogation

ARTICLE 9
TAXES

9.1	Transfer Taxes
9.2	Tax Returns
9.3	Tax Elections
9.4	Attribution of Purchase Price
9.5	Conduct of Tax Matters
9.6	Receipt of Tax Notice
9.7	Co-operation on Tax Matters
9.8	Transaction a Share Sale

ARTICLE 10
RECORDS

10.1	Access to Records
10.2	Access to Financial Information

ARTICLE 11
TERMINATION RIGHTS

11.1	Termination
11.2	In the Event of Termination
11.3	Effect of Termination

ARTICLE 12
NOTICES

12.1	Method of Notice
12.2	Address and Facsimile Number
12.3	Change of Address

ARTICLE 13
MISCELLANEOUS

13.1	Further Assurances
13.2	Specific Performance
13.3	Interest Accrues on Amounts Owing

13.4	Governing Law; Submission to Jurisdiction
13.5	Publicity
13.6	Survival Of Covenants, Representations and Warranties
13.7	Entire Agreement
13.8	Assignment
13.9	Waiver
13.10	Expenses
13.11	Counterparts
13.12	No Strict Construction
13.13	Schedules
13.14	Severability
13.15	No Third Party Beneficiaries
13.16	Time of Essence
13.17	No Conditions
13.18	Joint Liability
13.19	Enurement

SCHEDULES

Schedule “A”	Active Pipeline System Particulars
Part 1	Main Lines
Part 2	Gathering System
Part 3	Pump Stations, Meter Stations and Terminals
Part 4	LACT Facilities
Schedule “B”	Inactive Facilities Particulars
Part 1	Pump Stations, Meter Stations and Terminals
Part 2	LACT Facilities
Part 3	Removed Lines
Schedule “C”	Other Tangibles
Schedule “D”	Rangeland Pipeline System Real Property
Part 1	Fee Simple Property
Part 2	Leases, Easements, Rights-of-way, Other Access Rights
Part 3	Common Rights-of-way
Schedule “E”	Transferable Software
Schedule “F”	Rangeland Miscellaneous Interests
Part 1	Contracts and Arrangements
Part 2	Licences and Permits
Part 3	Radio Licences
Schedule “G”	Excluded Assets
Part 1	Excluded Information Technology
Part 2	Excluded Assets and Property
Part 3	Excluded Contracts
Part 4	Excluded Licences and Permits
Schedule “H”	Buy/Sell Agreements
Schedule “I”	Transportation Agreements
Schedule “J”	Other RMC Material Agreements
Schedule “K”	Aurora Pipeline Particulars
Part 1	Aurora Pipeline Real Property
Part 2	Aurora Licences
Schedule “L”	Employees and Contractors
Part 1	Employees
Part 2	Contractors
Part 3	Severance Plan
Part 4	Benefits
Schedule “M”	Procedure for Determining Line Fill and Product Inventory Amount
Schedule “N”	Transition Services Agreement
Schedule “O”	Guarantee
Schedule “P”	Certificates of Insurance

v

SHARE PURCHASE AND SALE AGREEMENT

(RANGELAND BUSINESS UNIT)

THIS AGREEMENT for the purchase and sale of the Shares is made and entered into as of February 23, 2004,

AMONG:

BP CANADA ENERGY COMPANY, a company formed on an amalgamation under the laws of Nova Scotia (“Seller”),

and

RMC ACQUISITION COMPANY, a company formed under the laws of Nova Scotia (“MarketingCo”),

and

RPC ACQUISITION COMPANY, a company formed under the laws of Nova Scotia (“PipelineCo” and, collectively with MarketingCo, “Buyer”).

WHEREAS Seller is the registered and beneficial owner of all of the Shares;

AND WHEREAS Seller wishes to sell the RPC Shares and the Aurora Shares to PipelineCo and the RMC Shares to MarketingCo, and PipelineCo wishes to purchase from Seller the RPC Shares and the Aurora Shares and MarketingCo wishes to purchase from Seller the RMC Shares, in each case on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by each of the Parties, and subject to the conditions hereinafter set forth, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, the following terms shall have the meanings set forth below:

“Abandonment and Reclamation Obligations” means all obligations respecting the abandonment of any of the Rangeland Pipeline Business Assets (including any associated closing, decommissioning, dismantling and removal of any foundations, structures or equipment in connection with such abandonment) and the restoration, remediation and reclamation of the surface or subsurface of the associated lands, all in compliance with applicable HSE Laws;

“Accounting Firm” means KPMG LLP or another mutually agreed upon, nationally recognized accounting firm;

“AEUB” means the Alberta Energy and Utilities Board;

“Affiliate” of any Person means any other Person who directly or indirectly controls, or is controlled by, or is under common control with, such Person, and for these purposes “control”, and related terms including “controlling” and “controlled”, shall mean:

(a)                                  with respect to a corporation or other Person having voting shares or the equivalent and elected directors or individuals performing similar functions, the power to vote, directly or indirectly, shares or the equivalent representing more than fifty (50%) percent of the power to vote in the election of directors or individuals performing similar functions; and

(b)                                 with respect to any other Person (other than an individual), either (i) ownership of more than fifty (50%) percent of the equity or beneficial interest in that Person, or (ii) the ability to direct the business and affairs of such Person by acting as a general partner, manager or other forms of effective control;

“Agreement” means this Share Purchase and Sale Agreement relating to the purchase and sale of the Rangeland Business Unit, including the recitals and all Schedules hereto;

“Alberta Tax Act” means the Alberta Corporate Tax Act (Alberta);

“Applicable Laws” means all applicable statutes, laws (including common law), rules, orders, regulations, directives or other instruments (and all applicable requirements thereunder) of any Governmental Authority, as the same are in effect from time to time;

“Applicable Period” has the meaning given to that term in Section 5.1(e);

“Assumed Liabilities” has the meaning given to that term in Section 2.5;

“Aurora” means Aurora Pipeline Company Ltd., a Canadian corporation;

“Aurora Assets” means, collectively, the following:

(a)                                  the Aurora Pipeline;

(b)                                 the Aurora Pipeline Real Property; and

(c)                                  the Aurora Miscellaneous Interests;

“Aurora Licences” means the Certificate of Public Convenience and Necessity No. OC-11 and Order No. XO-9-67 issued under the National Energy Board Act (Canada) and those licences issued by the AEUB described in Part 2 of Schedule “K”;

“Aurora Miscellaneous Interests” means the following:

(a)                                  all contracts, agreements and documents relating to the Aurora Pipeline Real Property;

(b)                                 the Permits held by Aurora, including the Aurora Licences; and

(c)                                  all drawings, specifications, construction reports and other detail relating exclusively to the design, construction and operation of the Aurora Pipeline;

“Aurora Pipeline” means the crude oil, condensate and butane pipelines owned by Aurora, commonly referred to as the Aurora Pipeline, which pipelines are approximately 0.75 kilometres in length and are comprised of a 12-inch diameter line and an 8-inch diameter line running parallel from the southern end of the southern main line of the Rangeland Pipeline System to the Glacier Pipeline System at the Canada-United States international border near Carway, Alberta, together with facilities for retrieving in-line pipeline inspection tools;

“Aurora Pipeline Real Property” means all lands owned or leased by Aurora, or in respect of which Aurora has an easement, right-of-way, right of access, right of entry, governmental entry and access right, crossing agreement and consent, surface lease, option to lease, option to purchase land, licence of occupation, pipeline installation lease, license or any other right to enter upon, use, enjoy or occupy the surface of any land, upon which the Aurora Pipeline is or was located, as applicable, including those lands in respect of which Aurora has an easement, right-of-way or other right of access as described in Part 1 of Schedule “K”;

“Aurora Shares” means the five hundred (500) common shares in the capital of Aurora currently issued in the name of Seller;

“Base Price” has the meaning given to that term in Section 2.2(a)(i);

“Books and Records” means the books, records, data and files recorded or stored by means of any device, including in electronic form, as are in the possession or under the control of the Seller Group which are either:

(a)                                  used solely and exclusively in the operation of the Rangeland Business Unit; or

(b)                                 used in the operation of the Rangeland Business Unit and other businesses conducted by the BP Group in which case only copies thereof will be included as Books and Records with any portion thereof pertaining to businesses other than the Rangeland Business Unit being redacted therefrom;

and which in either case are necessary for the operation of the Rangeland Business Unit, as it is currently operated by the Seller Group, including records relating to lease and Rights-of-Way payments;

“BP Group” means Seller, BP p.l.c. and their other direct or indirect Affiliates, but excluding the Rangeland Companies;

“BP Resources” means BP Canada Energy Resources Company, a company formed on an amalgamation under the laws of Nova Scotia;

“Business Day” means a calendar day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

“Buyer Indemnified Parties” has the meaning given to that term in Section 8.2;

“Buyer’s Interest Rate” means the lesser of:

(a)                                  the annual rate of interest announced from time to time by Royal Bank of Canada as its reference rate then in effect for determining interest rates it will charge on Canadian dollar loans made by Royal Bank of Canada in Canada (known as its prime rate); or

(b)                                 the maximum lawful interest rate;

“Buyer’s Objection” has the meaning given to that term in Section 2.4(b)(ii);

“Buyer’s Tax Matter” has the meaning given to that term in Section 9.5(b);

“Buy/Sell Agreements” means the crude oil, condensate and butane purchase and sale agreements and entitlements listed in Schedule “H”;

“Closing” means the closing and consummation of the transactions contemplated by this Agreement;

“Closing Date” means 10:00 a.m. on the fifteenth (15th) day after the satisfaction of the conditions precedent set forth in Sections 7.1(d) and 7.2(d) (provided that if such day is not a Business Day, the Closing Date shall be the first Business Day next following such fifteenth (15th) day);

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34;

“Confidentiality Agreement” means the letter agreement between an Affiliate of Buyer and Seller with respect to confidentiality dated July 3, 2003;

“Current Assets” means all cash, Accounts Receivable and all other assets which in the normal course of business can be converted to cash, sold or consumed within a period of one year, but specifically excluding Line Fill and Product Inventory.  For purposes of this definition, “Accounts Receivable” means all accounts receivable of each of the Rangeland Companies, as applicable, including (i) all trade and commercial accounts and notes representing dollar amounts, including amounts owing from Seller or any other member of the BP Group or Seller Group (whether or not invoices have been rendered for such accounts as of that date); and (ii) income Tax and GST receivables;

“Current Liabilities” means Accounts Payable and other financial obligations which are payable within one year.  For purposes of this definition, “Accounts Payable” means all accounts payable of each of the Rangeland Companies, as applicable, including (i) accounts and notes and any other amounts representing dollar amounts on trade and commercial accounts, including amounts owing to Seller or any other member of the BP Group or Seller Group (whether or not invoices have been rendered for the accounts as of that date) and any other notes payable to any other member of the BP Group or Seller Group; (ii) direct expenses; (iii) income Tax and GST payables; and (iv) amounts owing in respect of Permitted Liens;

“Damage or Destruction Event” means damage, destruction or other casualty losses with respect to the Pipeline Systems or any portion thereof;

“Deposit” means a deposit against the Purchase Price in an amount equal to ten percent (10%) of the Base Price;

“Deposit Return Event” means the occurrence of any of the following:

(a)                                  the Parties mutually agree that the Closing conditions set forth in Sections 7.1(d) and 7.2(d) have become incapable of fulfillment and each of Buyer and Seller have complied with the obligations of Section 5.3(a);

(b)                                 the transactions under this Agreement are terminated pursuant to Section 11.1(a);

(c)                                  the transactions under this Agreement are terminated by Buyer pursuant to Section 11.1(b) (other than by reason of the Closing conditions set forth in Section 7.1(d), which is covered in paragraph (a) above), provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

(d)                                 the transactions under this Agreement are terminated by Seller pursuant to Section 11.1(c), provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

(e)                                  the transactions under this Agreement are terminated by Seller pursuant to Section 11.1(d), provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(f)                                    the transactions under this Agreement are terminated by Buyer pursuant to Section 11.1(e), provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

“Disclosed Environmental Liabilities” means any and all Environmental Liabilities (whether presently realized or projected) caused by, arising from, incurred in connection with or otherwise relating in any way to the matters disclosed in:

(a)                                  that certain URS report dated July 21, 2003, a copy of which has been made available to Buyer or its Affiliates;

(b)                                 the Information Memorandum; or

(c)                                  any of the health, safety and environmental records or reports of the Rangeland Business Unit made available to Buyer or its Affiliates for review;

“Employees” means the employees of Seller directly employed in the operation of the Rangeland Business Unit, including those on Leave, to which the provisions of Article 6 apply, as more particularly set forth in Part 1 of Schedule “L”;

“Employer” has the meaning given to that term in Section 6.2;

“Environment” means the components of the earth and includes:

(a)                                  air, land and water (including groundwater);

(b)                                 all layers of the atmosphere;

(c)                                  all organic and inorganic matter and living organisms; and

(d)                                 the interacting natural systems that include components referred to in subclauses (a) to (c);

“Environmental Liabilities” means all obligations, responsibilities, liabilities, costs and expenses of whatever kind and nature in respect of any Rangeland Pipeline Business Assets or the conduct of the Rangeland Pipeline Business or Rangeland Marketing Business arising directly or indirectly from:

(a)                                  the presence, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Substances;

(b)                                 the non-compliance with, the breach of or any liability under, any applicable HSE Laws;

(c)                                  any order, notice of responsibility, directive (including requirements embodied in HSE Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under HSE Laws;

(d)                                 any impairment or damage to the Environment, including any Abandonment and Reclamation Obligations, and any other matters relating to surface, subsurface, air or groundwater contamination;

(e)                                  any and all obligations, responsibilities, liabilities, costs and expenses caused by, arising from, incurred in connection with or relating in any way to the existence of asbestos or lead based paint at, on or within the Rangeland Pipeline Business Assets, including any incidental contamination resulting therefrom; and

(f)                                    for greater certainty, any obligations, responsibilities, liabilities, costs and expenses caused by or resulting from (i) changes in, modifications to or amendments of HSE Laws that were in effect prior to the Closing Date, or (ii) HSE Laws promulgated, made or enacted on or after the Closing Date;

“Environmental Matters” means any activity, event or circumstance in respect of any of the Rangeland Pipeline Business Assets or the conduct of the Rangeland Pipeline Business or Rangeland Marketing Business pertaining to the storage, use, holding, collection, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling, transportation or Release of Hazardous Substances on, at or into the Environment;

“Environmental Permits” means the Permits, including any approval, registration, authorization, certificate, certificate of occupancy, consent, exemption, license, order or permit or other similar authorization of or filing with any Governmental Authority, required by applicable HSE Laws in effect on or prior to the Closing Date, as they are enforced with respect to the Rangeland Pipeline Business for the ownership or operation of the Pipeline Systems as they are currently operated by the Seller Group;

“Exchange Act” has the meaning given to that term in Section 10.2(a);

“Excluded Assets” means, collectively:

(a)                                  all computer systems, software and other intellectual property other than the Transferable Software, which excluded information technology includes the information technology described in Part 1 of Schedule “G”;

(b)                                 any assets, property improvements, appurtenances, fixtures, equipment or goods located at the location of the Pipeline Systems that are not described or listed in any of Schedules “A” to “F” and “H” to “K” inclusive and are not owned by the Rangeland Companies, including spare parts on consignment, certain chemicals on consignment, leased and rented mobile equipment, leased office equipment, leased copiers, leased telephones and other leased items;

(c)                                  the assets, property and property improvements, appurtenances, fixtures, equipment, goods and rights listed on Part 2 of Schedule “G”;

(d)                                 the contracts set forth on Part 3 of Schedule “G”;

(e)                                  those licences issued under the Pipeline Act (Alberta) listed in Part 4 of Schedule “G”;

(f)                                    the rights of the BP Group, as buyer from or seller to RMC, under marketing contracts and arrangements entered into by members of the BP Group from time to time; and

(g)                                 management and other employees of Seller or other members of the BP Group located at Seller’s Calgary, Alberta or Fort Saskatchewan, Alberta offices;

“Excluded Liabilities” has the meaning given to that term in Section 2.6;

“E & Y” means Ernst & Young LLP;

“E & Y Report” means the report prepared by E&Y for BP International Limited with respect to the proposed divestment of the Rangeland Business Unit dated September 16, 2003;

“Final Working Capital Statement” has the meaning given to that term in Section 2.4(b)(i);

“Financial Information” means, the unaudited information regarding financial performance of the Rangeland Business Unit contained in Exhibits 1 through 5 inclusive, 7, 8 and 9 of the E&Y Report and, to the extent not in conflict with the information in such exhibits of the E&Y Report, in Article 6 of the Information Memorandum and the Financial Updates;

“Financial Updates” means, with respect to the Rangeland Business Unit, the “3rd Quarter 2003 Financial Performance Update” for the first three (3) quarters of 2003, and any additional written financial performance updates provided by Seller to Buyer (or its Affiliate) in respect of any quarter or financial period subsequent to the third quarter of 2003;

“GAAP” means generally accepted accounting principles in Canada approved by the Canadian Institute of Chartered Accountants and which are applicable on the Closing Date;

“Governmental Authority” means any government, government department, agency, regulatory authority, commission, board, tribunal or court having jurisdiction on behalf of any nation, province, state, municipality, district or subdivision thereof over the Parties, the Rangeland Companies, the Rangeland Business Unit or the Rangeland Business Unit Assets, or otherwise relating in any way to the subject matter hereof;

“GST” means the goods and services tax provided for in the Excise Tax Act, R.S.C. 1985, c. E-15;

“Guarantee” means the guarantee in the form of Schedule “O” given by Guarantor in favour of Seller concurrently with the execution of this Agreement with respect to the obligations and liabilities of Buyer under this Agreement;

“Guarantor” means an Affiliate of Buyer that has a long term issuer credit rating from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or its successor, of BBB- or better;

“Hazardous Substances” means any pollutants, contaminants, dangerous goods or substances, toxic, radioactive or hazardous substances or materials, asbestos, polychlorinated biphenyls, petroleum and its derivatives and by-products and other hydrocarbons and includes any substance, material, chemical or waste that is prohibited, controlled or regulated by any Governmental Authority pursuant to HSE Laws;

“HSE Laws” means any and all past, present or future local, provincial and federal laws, principles of common law, statutes, ordinances, regulations, rules, orders, permits, standards or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law pertaining to or regulating pollution, protection of the Environment, health and safety of individuals, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, Release, remediation, removal, disposal or transport or any other activity related to a Hazardous Substance, toxic waste or material (including crude petroleum and its fractions or derivatives thereof), or any other environmental matter;

“Inactive Facilities” means all pipelines, pump and metering stations, terminalling facilities, LACT Facilities, pumps, storage tanks, storage spheres, valves and related assets that were previously used by RPC or its Predecessors in Interest in the conduct of the Rangeland Pipeline Business and which, as at the date hereof, are or have been abandoned, reclaimed, discontinued, suspended, inactive or otherwise not in service, including the facilities described in Schedule “B”;

“Indemnification Notice” has the meaning given to that term in Section 8.6;

“Indemnified Environmental Liabilities” has the meaning given to that term in Section 8.3(a);

“Indemnified Environmental Matters” has the meaning given to that term in Section 8.3(a);

“Indemnified Party” has the meaning given to that term in Section 8.6;

“Indemnifying Party” has the meaning given to that term in Section 8.6;

“Information Memorandum” means the Confidential Information Memorandum for the Rangeland Business Unit dated June, 2003;

“Insurance Policies” has the meaning given to that term in Section 2.8(a);

“Interest Amount” has the meaning given to that term in Section 2.2(a)(iv);

“Interim Working Capital Amount” has the meaning given to that term in Section 2.4(a);

“Inventory” means all pipe inventory, new or used spare parts, surplus used equipment, supplies, chemicals, lubricants, fuels and other inventories of RPC used in the operation of the Rangeland Pipeline System, including those materials located in the storage yards or warehouses at the Rangeland Pipeline System offices at Olds and Pincher Creek or stations at Sundre, Pincher Creek and Hartell;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.);

“LACT Facilities” means the lease automatic custody transfer facilities where crude oil, condensate and/or butane is delivered from third parties’ facilities into the main line transmission systems and gathering systems used in the Rangeland Pipeline Business, which facilities are owned by RPC and are located on or near the site of facilities owned by those third parties, including those locations described in Part 4 of Schedule “A”;

“Leave” means those Employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the Employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or other members of the BP Group;

“Level 1 Threshold” has the meaning given to that term in Section 8.13(a);

“Level 2 Threshold” has the meaning given to that term in Section 8.13(b);

“Licences” means the Rangeland Licences and the Aurora Licences;

“Line Fill and Product Inventory” means the crude oil, condensate and butane contained within the storage tanks, storage spheres and pipelines forming part of the Pipeline Systems, but excluding for greater certainty residue hydrocarbon product located in storage tanks and spheres that is not of merchantable quality;

“Line Fill and Product Inventory Amount” has the meaning given to that term in Section 2.3;

“Losses” means any and all costs, claims, losses, liabilities, obligations (including corrective and remedial obligations), damages and expenses (including reasonable legal fees and expenses in accordance with Section 8.9, but excluding any liability relating to consequential damages, lost profits or punitive damages);

“Other RMC Material Agreements” means the agreements and entitlements described in Schedule “J”;

“Other Tangibles” means all tangible property owned by RPC and used exclusively in the operation of the Rangeland Pipeline System, including tools, office furniture, computers and computer equipment and other office equipment, as described in Schedule “C”, but excluding such assets which form part of the Rangeland Pipeline System or the Inventory;

“Parties” means Seller and Buyer, and “Party” means any one of them;

“Partnership” has the meaning given to that term in Section 10.2(a);

“Permits” means all of the permits, certificates, licences, orders, exemptions, authorizations and approvals or other instruments required by any Governmental Authority or otherwise by the Applicable Laws in conjunction with the ownership, maintenance, operation or use of the Rangeland Business Unit, including those required in respect of matters pertaining to the Environment and the Licences;

“Permitted Liens” means (i) all caveats and other instruments presently registered against the certificates of title to the lands described in Part 1 of Schedule “D”; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith and liens relating to environmental or safety conditions; (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the Rangeland Business Unit as currently conducted by the Seller Group; (iv) easements, covenants, conditions, rights-of-way, minor title exceptions and other similar restrictions; (v) any conditions that would be shown on an accurate survey or upon a personal inspection of the Rangeland Pipeline Business Real Property; (vi) existing leases, licenses and similar agreements; (vii) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions; (viii) the rights of the owners of outstanding oil, gas and mineral interests and/or their lessees, to explore for, drill, produce and develop said oil, gas and minerals owned by them in, on and under said lands, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise their rights to explore for and extract said oil, gas and minerals from said lands; and (ix) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer;

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof;

“Pipeline Systems” means the Aurora Pipeline and the Rangeland Pipeline System;

“Predecessors in Interest” means:

(a)                                  with respect to RPC, Rangeland Pipe Line Company Limited, Hudson’s Bay Oil and Gas Company Limited, Dome Petroleum Limited, Amoco Canada Resources Ltd., Amoco Canada Resources Company, BP Canada Energy Resources Company and any other Person (other than RPC) at any time having an interest in the portion of the Rangeland Pipeline Business now owned by RPC or a part thereof;

(b)                                 with respect to RMC, Amoco Canada Resources Ltd., Amoco Canada Resources Company, BP Canada Energy Resources Company, Amoco Canada Petroleum Company Ltd., Amoco Canada Petroleum Company Limited, Amoco Canada Petroleum Company, Seller and any other Person (other than RMC) at any time having an interest in the Rangeland Marketing Business or any part thereof; and

(c)                                  with respect to Aurora, Aurora Pipe Line Company;

“Purchase Price” has the meaning given to that term in Section 2.2(a);

“Rangeland Business Unit” means the Rangeland Pipeline Business and the Rangeland Marketing Business;

“Rangeland Business Unit Assets” means the Rangeland Pipeline Business Assets and the Rangeland Marketing Business Assets;

“Rangeland Companies” means, collectively, RPC, Aurora and RMC;

“Rangeland Licences” means the licences issued under the Pipeline Act (Alberta) in respect of the operation of the Rangeland Pipeline System, including those described in Part 2 of Schedule “F”;

“Rangeland Marketing Business” means the business conducted by RMC or its Predecessors in Interest for the purchase and sale of crude oil, condensate and butane at transfer points along the Pipeline Systems;

“Rangeland Marketing Business Assets” means, collectively:

(a)                                  the Buy/Sell Agreements;

(b)                                 the Transportation Agreements;

(c)                                  the Other RMC Material Agreements; and

(d)                                 the Line Fill and Product Inventory;

“Rangeland Miscellaneous Interests” means, collectively:

(a)                                  all contracts, agreements and documents relating to the ownership, maintenance, operation or use of the Rangeland Pipeline System, Other Tangibles, Rangeland Pipeline System Real Property, Inventory or

Transferable Software to which RPC is a Party, including those described in Part 1 of Schedule “F”;

(b)                                 the Permits held by RPC, including the Rangeland Licences;

(c)                                  the radio licences held by RPC, including those described in Part 3 of Schedule “F”;

(d)                                 the leasehold interests in equipment leased by RPC;

(e)                                  all drawings, specifications, construction reports and other detail relating to the design, construction and operation of the Rangeland Pipeline System owned by RPC; and

(f)                                    all of the right and benefit of any warranties under purchase agreements pursuant to which RPC acquired goods or services;

“Rangeland Pipeline Business” means the business conducted by RPC (or its Predecessors in Interest) and Aurora (or its Predecessors in Interest) through ownership and operation of the Rangeland Pipeline System and Aurora Pipeline, respectively;

“Rangeland Pipeline Business Assets” means the RPC Assets and the Aurora Assets;

“Rangeland Pipeline Business Real Property” means the Aurora Pipeline Real Property and the Rangeland Pipeline System Real Property;

“Rangeland Pipeline System” means the bi-directional crude oil, condensate and butane pipeline system owned by RPC, commonly referred to as the Rangeland Pipeline, consisting of the following:

(a)                                  the main line transmission systems described in Part 1 of Schedule “A”;

(b)                                 the gathering systems consisting of the laterals listed in Part 2 of Schedule “A”;

(c)                                  the pump stations, meter stations and terminals listed and described in Part 3 of Schedule “A”;

(d)                                 the LACT Facilities; and

(e)                                  the Inactive Facilities;

including all buildings and fixtures, line pipe, pipe connections, risers, electrical equipment, motors, generators, valves, gauges, pig launchers and receivers, pipeline tankage, storage spheres, pumps, pump drivers and related pumping machinery and equipment, meters, metering equipment and related measuring and control equipment, vessels and racks used or associated exclusively with the pipeline system described above;

“Rangeland Pipeline System Real Property” means all lands owned or leased by RPC, or in respect of which RPC has an easement, right-of-way, right of access, right of entry, governmental entry and access right, crossing agreement and consent, surface lease, option to lease, option to purchase land, licence of occupation, pipeline installation lease, licence or any other right to enter upon, use, enjoy or occupy the surface of any land, upon which the Rangeland Pipeline System is or was located, as applicable, including:

(a)                                  those lands in respect of which RPC has fee simple title as described in Part 1 of Schedule “D”;

(b)                                 those lands in respect of which RPC has a lease, easement, right-of-way or other right of access as described in Part 2 of Schedule “D”; and

(c)                                  those easements, rights-of-way and other access rights described in Part 3 of Schedule “D”, in which one or more pipelines or other facilities other than pipelines and facilities forming part of the Rangeland Pipeline System is located;

“Release” means any unauthorized release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into or through the Environment or into or out of any of the Rangeland Pipeline Business Assets that is not authorized under HSE Laws;

“Restricted Activity” has the meaning given to that term in Section 5.1(e);

“Rights-of-Way” means easements, rights-of-way, permits, licences or other rights of access;

“Rights-of-Way Losses” means Losses arising from disruption in the operation of the Rangeland Pipeline Business resulting from the absence or invalidity of any Rights-of-Way constituting part of or relating to the Rangeland Pipeline Business Assets;

“RMC” means Rangeland Marketing Company, a company formed under the laws of Nova Scotia;

“RMC Shares” means the one hundred thousand and one (100,001) common shares in the capital of RMC currently issued in the name of Seller;

“ROFO Agreement” means the letter agreement dated October 29, 2001, among BP Corporation North America Inc., BP Pipelines (North America) Inc. and The Anschutz Corporation, the rights, title and interest in which ROFO Agreement were assigned by

The Anschutz Corporation to Rocky Mountain Pipeline System LLC by an Assignment and Assumption Agreement dated November 8, 2001 and by Rocky Mountain Pipeline System LLC to Buyer by an Assignment of ROFO Rights dated as of February 23, 2004;

“RPC” means Rangeland Pipeline Company, a company formed under the laws of Nova Scotia;

“RPC Assets” means, collectively, the following:

(a)                                  the Rangeland Pipeline System;

(b)                                 the Other Tangibles;

(c)                                  the Rangeland Pipeline System Real Property;

(d)                                 the Inventory;

(e)                                  the Transferable Software; and

(f)                                    the Rangeland Miscellaneous Interests;

“RPC Shares” means the one hundred thousand and one (100,001) common shares in the capital of RPC currently issued in the name of Seller;

“Seller Group” means, collectively, Seller and the Rangeland Companies;

“Seller Indemnified Parties” has the meaning given to that term in Section 8.1;

“Seller Information” means all information concerning Seller and/or any other member of the BP Group, other than information that relates exclusively to the Rangeland Business Unit, the Rangeland Companies or the Rangeland Business Unit Assets and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public, other than as a result of a breach of Section 5.2(b);

“Seller’s Interest Rate” means the rate per annum for 3 month Government of Canada Treasury Bills from time to time, as posted on Bloomberg screen GGR, plus 0.025%;

“Seller’s Review Period” has the meaning given to that term in Section 2.4(b)(iii);

“Seller’s Tax Matter” has the meaning given to that term in Section 9.5(a);

“Seller Vacation Policy” has the meaning given to that term in Section 6.9;

“Shares” means, collectively, the RPC Shares, the Aurora Shares and the RMC Shares;

“Subject Instrument” has the meaning given to that term in Section 5.3(b)(i)(A);

“Subject Transaction” has the meaning given to that term in Section 9.8(a);

“Tax Act” means the Income Tax Act (Canada);

“Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, capital, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, capital, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Agreement or any other service, supply or operating agreement;

“Tax Notice” has the meaning given to that term in Section 9.6;

“Third Party Claim” has the meaning given to that term in Section 8.7(a);

“Threshold” has the meaning given to that term in Section 8.11;

“Transferable Software” means the information technology software as described in Schedule “E”;

“Transferred Employees” means all Employees who accept employment with the Employer pursuant to the offers described either in Section 6.2 or in Section 6.3;

“Transition Services Agreement” means an agreement between Buyer and Seller in the form attached hereto as Schedule “N”;

“Transportation Agreements” means the transportation agreements and other entitlements described in Schedule “I”;

“Working Capital” means, with respect to a Rangeland Company as at a specified date, its Current Assets as at such date less its Current Liabilities as at such date, which for greater certainty may be a positive or a negative amount;

“Working Capital Amount” means the aggregate amount of Working Capital in the Rangeland Companies on the Working Capital Date; and

“Working Capital Date” means the first day of the calendar month in which the Closing Date occurs.

1.2                               Derivatives

Where a term is defined in this Agreement, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.3                               References

In this Agreement, references to:

(a)                                  “this Agreement”, “hereof”, “hereto” or “hereunder” and similar expressions mean and refer to this Agreement and not to any particular provision of this Agreement;

(b)                                 Articles or Sections are to articles or sections in or to this Agreement, unless otherwise stated;

(c)                                  Schedules are to schedules attached to this Agreement, each of which is hereby incorporated and made a part of this Agreement for all purposes as if set forth in full herein;

(d)                                 “including” means “including, without limitation,” and “includes” and other derivatives thereof shall have corresponding meanings; and

(e)                                  a time of day means that time in Calgary, Alberta, unless otherwise specified.

1.4                               Headings and Division

The division of this Agreement into Articles and Sections and the provision of headings in this Agreement are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement.

1.5                               Extended Meanings

In this Agreement, words importing the singular shall include the plural and vice versa and words importing gender shall include the masculine, feminine and neuter genders, all as may be applicable by the context.

1.6                               References to Agreements or Statutes

Any reference in this Agreement to an agreement shall, unless the context otherwise requires, mean and refer to such agreement as modified, amended, restated or supplemented from time to time, and a reference to any statute is a reference to it as re-enacted, varied, amended, modified, supplemented or replaced from time to time.

1.7                               Currency

Unless otherwise noted in this Agreement, all amounts payable under this Agreement are payable in Canadian dollars and references in this Agreement to monetary amounts are references to lawful currency of Canada.

1.8                               Accounting Terms

Unless otherwise noted in this Agreement, all items of revenue, expense, cost, liability or disposition proceeds and all determinations with respect to accruals in respect thereof and all accounting matters or terms in this Agreement shall be determined or construed in accordance with GAAP, whether or not so stated.

1.9                               Knowledge

For purposes of this Agreement, “knowledge,” when used in the phrase “Seller’s knowledge” (or other variations thereof) in this Agreement means, and shall be limited to, the actual knowledge (without independent investigation) of Gerald Maxwell, Ed Scheibelhut, Daniel Tober and Richard Danilkewich.

1.10                        Schedules

The following Schedules are attached to, incorporated by reference in and form part of this Agreement:

Schedule “A”                      Active Pipeline System Particulars

Part 1                                                Main Lines

Part 2                                                Gathering System

Part 3                                                Pump Stations, Meter Stations and Terminals

Part 4                                                LACT Facilities

Schedule “B”                        Inactive Facilities Particulars

Part 1                                                Pump Stations, Meter Stations and Terminals

Part 2                                                LACT Facilities

Part 3                                                Removed Lines

Schedule “C”                        Other Tangibles

Schedule “D”                       Rangeland Pipeline System Real Property

Part 1                                                Fee Simple Property

Part 2                                                Leases, Easements, Rights-of-way, Other Access Rights

Part 3                                                Common Rights-of-way

Schedule “E”                         Transferable Software

Schedule “F”                         Rangeland Miscellaneous Interests

Part 1                                                Contracts and Arrangements

Part 2                                                Licences and Permits

Part 3                                                Radio Licences

Schedule “G”                        Excluded Assets

Part 1                                                Excluded Information Technology

Part 2                                                Excluded Assets and Property

Part 3                                                Excluded Contracts

Part 4                                                Excluded Licences and Permits

Schedule “H”                       Buy/Sell Agreements

Schedule “I”                            Transportation Agreements

Schedule “J”                           Other RMC Material Agreements

Schedule “K”                       Aurora Pipeline Particulars

Part 1                                                Aurora Pipeline Real Property

Part 2                                                Aurora Licences

Schedule “L”                         Employees and Contractors

Part 1                                                Employees

Part 2                                                Contractors

Part 3                                                Severance Plan

Part 4                                                Benefits

Schedule “M”                    Procedure for Determining Line Fill and Product Inventory Amount

Schedule “N”                       Transition Services Agreement

Schedule “O”                       Guarantee

Schedule “P”                         Certificates of Insurance

1.11                        Interpretation if Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that Buyer has acquired the Shares shall be construed as having been contingent upon Closing having occurred.

ARTICLE 2
PURCHASE AND SALE

2.1                               Purchase and Sale of the Shares

Subject to the terms and conditions of this Agreement, for the consideration specified in Section 2.2(a), Seller shall sell, assign, transfer and convey to:

(a)                                  PipelineCo, and PipelineCo shall purchase and receive from Seller, Seller’s entire right, title and interest in and to the RPC Shares and the Aurora Shares; and

(b)                                 MarketingCo, and MarketingCo shall purchase and receive from Seller, Seller’s entire right, title and interest in and to the RMC Shares;

in each case on the Closing Date.

2.2                               Payment

(a)                                  Purchase Price.  As consideration for the purchase of the Shares, Buyer shall pay to Seller in cash the following amounts (collectively, the “Purchase Price”):

(i)                                     an amount (the “Base Price”) equal to one hundred thirty million dollars ($130,000,000); plus

(ii)                                  an amount equal to the Line Fill and Product Inventory Amount; plus or minus, as applicable

(iii)                               an amount equal to the Working Capital Amount; plus

(iv)                              an amount (the “Interest Amount”) equal to interest at Buyer’s Interest Rate on that amount equal to the Base Price plus the Line Fill and Product Inventory Amount plus the Interim Working Capital Amount less the Deposit (including interest thereon at the Seller’s Interest Rate from and including the date on which the Deposit was received by Seller to but excluding the Closing Date), from and including the Working Capital Date to but excluding the Closing Date;

which Purchase Price shall be attributed among the RPC Shares, RMC Shares and Aurora Shares in accordance with Section 9.4.

(b)                                 Deposit.  Concurrent with its execution of this Agreement, Buyer shall pay to Seller in immediately available funds, by wire transfer to an account designated by Seller, the Deposit.  The Deposit shall be non-refundable in that it shall not be returned to Buyer under any circumstances, unless the transactions under this Agreement shall be terminated by Buyer or by Seller, the Closing shall not have occurred and a Deposit Return Event has occurred; in which event Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit plus interest thereon at the Seller’s Interest Rate from and including the date on which the Deposit was received by Seller to but excluding the date on which such Deposit plus interest thereon is paid to Buyer.  In all cases where Seller retains the Deposit, Seller shall retain the Deposit, plus all interest thereon, as liquidated damages, not as a penalty and as its sole remedy hereunder against Buyer for all breaches hereof prior to the Closing or in connection with the termination of the transactions under this Agreement.

(c)                                  Closing Date Payment.  On the Closing Date, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount equal to:

(i)                                     the sum of the Base Price, the Line Fill and Product Inventory Amount, the Interim Working Capital Amount (if positive) and the Interest Amount; minus

(ii)                                  an amount equal to the Deposit (which amount shall already have been paid by Buyer to Seller upon the execution of this Agreement) plus interest thereon at the Seller’s Interest Rate from and including the date on which the Deposit was received by Seller to but excluding the Closing Date plus the Interim Working Capital Amount (if negative).

(d)                                 Guarantee.  Concurrent with the execution of this Agreement, Buyer shall cause to be delivered to Seller the Guarantee, duly executed by Guarantor, together with an opinion of Guarantor’s external legal counsel as to the capacity, authority and execution of the Guarantee by Guarantor, in a form satisfactory to Seller, acting reasonably.

2.3                               Line Fill and Product Inventory Amount

The value of the Line Fill and Product Inventory in the Pipeline Systems on the Working Capital Date (the “Line Fill and Product Inventory Amount”) shall be determined by the Seller prior to Closing in accordance with the procedure set forth in Schedule “M”.  The amount so determined shall be conclusive and binding upon the Parties.

2.4                               Working Capital

(a)                                  Interim Working Capital Amount.  Seller shall, not later than two (2) Business Days prior to the Closing Date, provide to Buyer a statement setting forth Seller’s good faith estimate (the “Interim Working Capital Amount”) of the Working Capital Amount.  The Interim Working Capital Amount shall be included in the amount payable by Buyer to Seller on the Closing Date pursuant to Section 2.2(c).

(b)                                 Post-Closing Adjustment of Working Capital Amount.

(i)                                     Seller, with the assistance of E&Y, shall prepare and deliver to Buyer, within ninety (90) days after the Closing Date, a statement setting forth Seller’s determination of the Working Capital Amount (the “Final Working Capital Statement”) based upon the actual information available from accounting systems of Seller and other members of the BP Group and neither Seller nor E&Y will independently verify the accuracy of such information.  Seller will be responsible for E&Y’s fees and disbursements in connection with the Final Working Capital Statement.  Buyer and Seller will make readily available to E&Y all relevant books and records and all other items and information reasonably requested by E&Y in connection with preparation of the Final Working Capital Statement.

(ii)                                  Buyer shall, within thirty (30) days after Seller’s delivery of the Final Working Capital Statement, complete its review of the Final Working Capital Statement.  In the event that Buyer disputes Seller’s determination of the Working Capital Amount as set forth in the Final Working Capital Statement,Buyer will so notify Seller, on or before the last Business Day of such thirty (30) day period, in writing (the “Buyer’s Objection”), and such notice will set forth a specific description of the basis of Buyer’s Objection and the adjustments to the Final Working Capital Statement that Buyer believes should be made.  In the event Buyer does not deliver a Buyer’s Objection within such period, the Final Working Capital Statement shall be conclusive and binding on the Parties.

(iii)                               Seller will have thirty (30) days (the “Seller’s Review Period”) from its receipt of the Buyer’s Objection to review and respond to it, and the Parties will thereafter attempt in good faith to reach an agreement with respect to any matters in dispute.  If Seller and Buyer are unable to resolve their disagreement within sixty (60) days following the Seller’s Review Period, they will refer such disagreement to the Accounting Firm, who will, acting as experts and not as arbitrators, determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Final Working Capital Statement requires adjustment.

Seller and Buyer will direct the Accounting Firm to use its best efforts to render its determination within twenty (20) Business Days. The Accounting Firm’s determination will be conclusive and binding upon Buyer and Seller.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by either Seller or Buyer.  Buyer and Seller will each pay one half (1/2) of the fees and disbursements incurred by the Accounting Firm.  Buyer and Seller will make readily available to the Accounting Firm all relevant books and records and all other items and information reasonably requested by the Accounting Firm.

(iv)                              The Working Capital Amount, as set forth in the Final Working Capital Statement, shall be revised to reflect any revisions agreed to by the Parties or determined by the Accounting Firm.  If the Working Capital Amount set forth in the Final Working Capital Statement, as may be revised in accordance with the immediately preceding sentence, is:

(A)                              greater than the Interim Working Capital Amount by more than one million five hundred thousand dollars ($1,500,000), Buyer shall pay Seller an amount equal to the amount by which such difference exceeds one million five hundred thousand dollars ($1,500,000) together with interest thereon at the Buyer’s Interest Rate from the Working Capital Date to but excluding the date of payment; or

(B)                                less than the Interim Working Capital Amount by more than one million five hundred thousand dollars ($1,500,000), Seller shall pay Buyer an amount equal to the amount by which such difference exceeds one million five hundred thousand dollars ($1,500,000) together with interest thereon at the Seller’s Interest Rate from the Working Capital Date to but excluding the date of payment;

which payment is to be made within five (5) Business Days following the final determination of the Working Capital Amount.  No further adjustments shall be made to the Purchase Price with respect to the Rangeland Companies’ Working Capital.

2.5                               Assumed Liabilities

On Closing, Buyer hereby, without any further action on the part of Seller or Buyer, assumes and agrees to pay, perform and discharge each of the following liabilities:

(a)                                  all obligations, responsibilities, liabilities, costs and other expenses of Seller or any other member of the BP Group of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise, known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, caused by, arising out of, incurred in connection with or relating in any way to, the Shares or the Rangeland Business Unit (as heretofore, currently or hereafter conducted) now existing or arising at any time before, on or after the Closing Date, including as may have arisen or may arise under Applicable Laws; and

(b)                                 without limiting the generality of the foregoing, all obligations, responsibilities, liabilities, costs and other expenses of Seller or any other member of the BP Group caused by, arising from, incurred in connection with or relating in any way to:

(i)                                     the Shares or the Rangeland Business Unit under, relating to or otherwise required or incurred to achieve or maintain compliance with HSE Laws, as the same are in effect from time to time; and

(ii)                                  all other Environmental Matters and Environmental Liabilities;

irrespective of whether the events or conditions giving rise to such obligations, responsibilities, liabilities, costs and expenses occurred before, on or after the Closing Date;

(collectively, the “Assumed Liabilities”, which for greater certainty shall not include the Excluded Liabilities).

2.6                               Excluded Liabilities

The liabilities and obligations of Seller or any other member of the BP Group assumed by Buyer pursuant to Section 2.5 shall not include the following:

(a)                                  any liability or obligation of Seller or any other member of the BP Group in respect of Taxes which may be or may become payable solely by reason of the sale of the Shares to Buyer hereunder;

(b)                                 any liability or obligation in respect of Taxes of any of the Rangeland Companies in respect of, or accruing within, the taxable periods ending on or before the Closing Date, save and except for any Taxes included as a Current Liability in determining the Working Capital Amount pursuant to Section 2.4;

(c)                                  liabilities or obligations in respect of indebtedness for borrowed money of Seller or its Affiliates;

(d)                                 liabilities or obligations of Seller or any other member of the BP Group with respect to salaries, benefits and other costs pertaining to (i) the Employees arising or accruing prior to the Working Capital Date, and    (ii) Employees who do not become Transferred Employees arising or accruing at or after the Working Capital Date;

(e)                                  any accounts payable owed by Seller or any other member of the BP Group to any of the Rangeland Companies that was included as a Current Asset of the applicable Rangeland Company in determining the Working Capital Amount;

(f)                                    to the extent attributable primarily to periods ending prior to the Closing Date, all liabilities or obligations with respect to personal injury or wrongful death claims relating to the pre-Closing operation of the Rangeland Pipeline Business, provided that this clause shall not be deemed to include any liability or obligation for property damage;

(g)                                 any responsibility for the payment of any criminal sanctions and statutory fines or penalties imposed at any time arising from the operation of the Rangeland Business Unit prior to the Closing Date;

(h)                                 any liabilities or obligations, including those arising under HSE Laws, relating to the offsite burial or disposal of Hazardous Substances to the extent attributable to periods ending prior to the Closing Date, except for such liabilities or obligations (or any increase in such liabilities or obligations) arising due to a change in Applicable Laws with respect to such matters occurring after the date hereof;

(i)                                     any liabilities or obligations, excluding any liabilities or obligations that pertain to Environmental Liabilities or Environmental Matters (unless otherwise included in Section 2.6(f)), relating to any litigation commenced or, to the knowledge of Seller, threatened prior to the date hereof with respect to the pre-Closing operation of the Rangeland Business Unit, to the extent attributable to periods ending prior to the Closing Date, including any litigation by employees and any liabilities or obligations relating to the proceeding initiated by Sinclair Oil Corporation in the United States Federal Energy Regulatory Commission against certain members of the BP Group (Docket Number OR02-6-000); and

(j)                                     any and all liabilities and obligations relating to any of the Excluded Assets;

(collectively, the “Excluded Liabilities”); provided that Buyer shall provide Seller with reasonable access to (and permission to take copies of) all records and reasonable access to all relevant personnel of the Rangeland Business Unit in connection with the defence of any such matters or claims.

2.7                               Payment of Inter-corporate Payables

Seller shall, and shall cause each other applicable member of the BP Group to, make payment to the Rangeland Companies of all accounts and notes payable and other indebtedness owed by Seller or such member of the BP Group as of the Closing Date to the Rangeland Companies within one hundred twenty (120) days of the Closing Date.

Buyer shall cause each of the Rangeland Companies to make payment to Seller and each other applicable member of the BP Group of all accounts and notes payable and other indebtedness owed by the Rangeland Companies as of the Closing Date to Seller or other members of the BP Group within one hundred twenty (120) days of the Closing Date.

2.8                               Damage or Destruction Events

(a)                                  Attached to this Agreement as Schedule “P” are certificates of insurance with respect to the Rangeland Companies’ policies of insurance maintained at the date of this Agreement with respect to third party liability, property and business interruption coverage regarding the

Pipeline Systems (the “Insurance Policies”).  Seller shall cause such Insurance Policies to be maintained until Closing.

(b)                                 If one or more Damage or Destruction Events occurs on or after the date hereof and prior to Closing, then:

(i)                                     Seller shall cause the applicable Rangeland Companies to diligently pursue recovery of any insurable loss pursuant to the Insurance Policies to the extent applicable to the Damage or Destruction Events and apply any insurance proceeds received by the Rangeland Companies in respect of the Damage or Destruction Events to remediate damage and repair or replace property destroyed by such Damage or Destruction Events;

(ii)                                  the Parties shall co-operate fully, both before and after the Closing Date, in respect of any insurance claims that may arise in relation to such Damage or Destruction Events and Seller shall cause the Rangeland Companies not to settle, adjust or compromise any such insurance claims prior to Closing except on terms and conditions that are satisfactory to Buyer, acting reasonably, including the basis on which any insurance proceeds in respect of such Damage or Destruction Events will be held, distributed or used prior to Closing; and

(iii)                               if the estimated cost to remediate damage and repair or replace property as a consequence of the Damage or Destruction Events (as determined by Seller in good faith) will exceed five million dollars ($5,000,000), then any deductible, self insurance, risk retention or other amount that is not recoverable under the Insurance Policies with respect to the Damage or Destruction Events in excess of five million dollars ($5,000,000) in the aggregate shall be deemed to constitute a Current Liability for the purposes of determining the Working Capital Amount;

provided that, notwithstanding such Damage or Destruction Events, but subject to Section 7.1(e) and Section 7.2(e), Buyer shall purchase the Shares and proceed with Closing.

ARTICLE 3
CLOSING

3.1                               Closing

Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in Sections 7.1 and 7.2, the Closing shall take place at 10:00 a.m., at the offices of Stikeman Elliott LLP at 4300 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta, T2P 5C5, on the Closing Date.

3.2                               Seller’s Deliveries

On the Closing Date, Seller shall deliver to Buyer the following:

(a)                                  share certificates representing the RPC Shares and the Aurora Shares to PipelineCo and share certificates representing the RMC Shares to MarketingCo, each duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holder of record, together with evidence satisfactory to Buyer (acting reasonably) that PipelineCo or its nominee(s) have been entered in the share register of each of RPC and Aurora as the registered holder of the RPC Shares and the Aurora Shares, respectively, and MarketingCo or its nominee(s) have been entered into the share register of RMC as the registered holder of the RMC Shares;

(b)                                 an incumbency certificate, duly executed by an authorized officer of Seller, attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Seller, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby;

(c)                                  a current certificate of good standing in the jurisdiction of formation and a certificate of extra-provincial registration in Alberta for each member of the Seller Group;

(d)                                 a duly executed resignation from and release by each director of each of the Rangeland Companies effective as of the Closing Date; and

(e)                                  an original of the Transition Services Agreement, duly executed by Seller.

3.3                               Buyer’s Deliveries

On the Closing Date, Buyer shall deliver to Seller the following:

(a)                                  the payment specified in Section 2.2(c);

(b)                                 a certified copy of the resolution(s) adopted by the Board of Directors of each of PipelineCo and MarketingCo authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of PipelineCo and MarketingCo, respectively, in connection therewith;

(c)                                  an incumbency certificate, duly executed by an authorized officer of each of PipelineCo and MarketingCo attesting to the due appointment and authorization of individuals signing this Agreement on its behalf, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby;

(d)                                 a current certificate of each of PipelineCo’s and MarketingCo’s good standing in the jurisdiction of its formation;

(e)                                  evidence of Investment Canada Act and Competition Act approval; and

(f)                                    an original of the Transition Services Agreement, duly executed by Buyer.

3.4                               Completion of Transactions

All of the transactions identified in this Article 3 shall occur simultaneously, and none shall be completed until all are completed.

3.5                               Delivery of Books and Records

The Parties shall make reasonable arrangements for the transfer and delivery of the Books and Records by Seller to Buyer as soon as practicable following Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                               Seller’s Representations and Warranties

Subject to the exceptions, disclaimers and other matters set forth in this Section 4.1 and Section 4.3, the matters set forth on the Schedules to this Agreement, any written disclosures made to Buyer or its Affiliates prior to the date hereof, and any other written disclosures made to Buyer or its Affiliates at any time from the date hereof until the Closing Date in accordance with Section 5.1(c), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which need only be true and correct as of such date or time), acknowledging that Buyer is relying upon such representations and warranties in entering into this Agreement and completing the purchase and sale of the Shares, as follows:

(a)                                  Organization and Good Standing.  Each member of Seller Group is a body corporate duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is duly registered to carry on business as an extra-provincial corporation in Alberta.

(b)                                 Authority of Seller.  Seller has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and each of the transactions contemplated hereby to which Seller is a party have been duly authorized, and this Agreement has been duly executed and delivered, by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

(c)                                  Consents.  Other than with respect to: (i) the Competition Act, (ii) the Investment Canada Act, (iii) authorizations or other consents and approvals required for, or as a consequence of, the sale of the Shares from all other applicable Governmental Authorities, and (iv)  consents required in connection with the Rights-of-Way relating to the Pipeline Systems and certain agreements, contracts, licences, leases, easements, rights-of-way and permits, including any consents that may be required as a result of the conveyance of the RPC Assets and Rangeland Marketing Business Assets from members of the BP Group to RPC and RMC, respectively, and the subsequent sale of the RPC Shares to PipelineCo and RMC Shares to MarketingCo hereunder, no consent, approval of or by, or filing with or notice to any Person is required with respect to Seller in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not have a material adverse effect on the Shares or the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group.

(d)                                 No Breach.  Subject to obtaining the consents described in Sections 4.1(c)(i), (ii), (iii) and (iv), and, except for such matters as would not have a material adverse effect on the Shares or the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance by Seller with any of the provisions hereof does not and will not (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon the

Shares or the Rangeland Business Unit Assets under, any of the terms, conditions or provisions of the articles, by-laws or other organizational documents of any member of the Seller Group or under any material agreement, instrument or obligation to which any member of the Seller Group is a party, or by which the Rangeland Business Unit Assets are otherwise bound, or (ii) violate any Applicable Laws.

(e)                                  Authorized Capital.  The authorized capital of RPC consists of one million (1,000,000) common shares, of which only the RPC Shares are issued and outstanding.  The authorized capital of Aurora consists of an unlimited number of common shares and an unlimited number of preferred shares, of which only the Aurora Shares are issued and outstanding.  The authorized capital of RMC consists of one million (1,000,000) common shares, of which only the RMC Shares are issued and outstanding.

(f)                                    Title to Shares.  All of the Shares are owned by Seller as legal and beneficial owner thereof, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances, options, rights of first refusal and demands whatsoever, whether contingent or absolute, save and except for the rights granted to Buyer pursuant to the ROFO Agreement.

(g)                                 Unissued Shares.  Neither Seller nor any third party has any agreement or option, or any right or privilege (including convertible securities, warrants or convertible obligations of any nature) which is capable of becoming an agreement or option, for the purchase, subscription, allotment or issuance of any of the unissued shares in the share capital of any of the Rangeland Companies or of any other securities of the Rangeland Companies, save and except for Buyer under the ROFO Agreement.

(h)                                 Transferability of Shares.  There are no restrictions in the constating documents, nor in the by-laws, of any of the Rangeland Companies, nor are there any collateral agreements, including any unanimous shareholders agreement or voting trust agreement, which would arise by execution of this Agreement, completion of the sale by Seller to Buyer of the Shares or otherwise, which would affect the transferability of the Shares from Seller to Buyer, which will not have been complied with at Closing.

(i)                                     Real Property.  Title to the Rangeland Pipeline System Real Property that is owned in fee simple by RPC, as set out in Part 1 of Schedule ”D”, is good and marketable, free and clear of all liens and encumbrances, except for Permitted Liens.  Seller does not warrant title to any other Rangeland Pipeline Business Real Property.

(j)                                     Machinery and Equipment.  Other than with respect to items leased from third parties, RPC and Aurora have, and as of the Closing, subject to Section 5.1(b), will have, valid title to all major items of machinery and equipment included in the Rangeland Business Unit Assets free and clear of all liens and encumbrances, except for Permitted Liens.

(k)                                  Brokers.  Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby for which Buyer or any of the Rangeland Companies may be liable.

(l)                                     Compliance With Laws.  To Seller’s knowledge, other than with respect to HSE Laws (which are addressed in Section 4.2), the Rangeland Business Unit is in compliance in all material respects with all Applicable Laws, as they are currently enforced with respect to the operation of the Rangeland Business Unit by the Seller Group, except for violations, non-compliance or other matters, if any, which would not have a material adverse effect on the operation of the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group.

(m)                               Permits.  The Rangeland Companies possess all Permits necessary for the operation of the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group, except for (i) Environmental Permits (which are addressed in Section 4.2) and (ii) such Permits for which the failure to possess would not, individually or in the aggregate, have a material adverse effect on the operation of the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group.  Notwithstanding the foregoing, this Section 4.1(m) shall not apply to the Rangeland Pipeline Business Real Property.

(n)                                 Actions and Proceedings.  Except for such matters as would not have a material adverse effect on the operation of the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group, and except for the proceedings initiated by Sinclair Oil Corporation in the United States Federal Energy Regulatory Commission against certain members of the BP Group (Docket Number OR02-6-000):

(i)                                     there is no action, suit, arbitration or regulatory proceeding or claim pending or, to Seller’s knowledge, threatened against any member of the Seller Group and/or any member of the BP Group involving or affecting the Rangeland Business Unit, and, other than Permitted Liens, there are no decrees, injunctions, liens, orders or judgments of or with any Governmental Authority outstanding against any member of the Seller Group and/or any member of the BP Group relating to or affecting the Rangeland Business Unit;

(ii)                                  no action, suit, arbitration or regulatory proceeding is pending or, to Seller’s knowledge, threatened seeking to restrain or prohibit this Agreement or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby; and

(iii)                               there is no pending or, to Seller’s knowledge, threatened condemnation or other governmental taking of any of the Rangeland Pipeline Business Real Property.

(o)                                 Assets.  Except for (i) assets disposed of in the ordinary course of business subsequent to the date hereof, (ii) assets disposed of in accordance with Section 5.3(a), (iii) Rights-of-Way, and (iv) Excluded Assets, the Rangeland Business Unit Assets include all material assets which are reasonably required to operate the Rangeland Business Unit immediately following the Closing Date substantially in the manner in which the Rangeland Business Unit is currently operated by the Seller Group, except for such assets the failure of which to include would not individually or in the aggregate, have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently conducted by the Seller Group.

(p)                                 Tangible Assets.  The Pipeline Systems and Other Tangibles (excluding, for greater certainty, all Rangeland Pipeline Business Real Property and the Inactive Facilities) are free from material defects, have been maintained substantially in accordance with normal industry practice, and are in substantially good operating condition and repair for their age (taking account of their nature, current usage, normal wear and tear and continued repair and replacement in accordance with Seller’s past practice).

(q)                                 Rights-of-Way.  Except for such matters as would not have a material adverse effect on the operation of the Pipeline Systems, taken as a whole, as it is currently operated by the Seller Group, there is no action, suit, arbitration or claim pending or, to Seller’s knowledge, threatened against the Seller Group and/or any member of the BP Group involving the invalidity of any agreement respecting a Right-of-Way.

(r)                                    Financial Information.  Seller has delivered to Buyer the Financial Information.  The Financial Information fairly presents in all material aspects the financial information it purports to present as of the dates set forth in the E&Y Report, the Information Memorandum and the Financial Updates.

(s)                                  Subsequent Events.  Since September 30, 2003 or the end of any subsequent financial quarter or other period prior to the Closing Date in respect of which Seller has provided a Financial Update to Buyer (or an Affiliate), there has not occurred any event that would constitute a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently conducted by the Seller Group.

(t)                                    Material Contracts.  The Seller Group has not received as of the date hereof written notice of breach of agreements set forth in Schedules “F”, “H”, “I” and “J” that individually or taken together would be material to the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group.  The Seller Group has not executed any agreement calling for, after the date hereof, (i) capital expenditures relating to the Pipeline Systems in excess of eight hundred thousand dollars ($800,000) in the aggregate or (ii) the payment of any bonus or salary to any Employee involving an aggregate amount in excess of two hundred thousand dollars ($200,000).

(u)                                 Collective Bargaining Agreements.  The Seller Group is not a party to a collective bargaining agreement and is not currently negotiating any such agreement with respect to any Employees.  No complaint against the Seller Group is currently pending before the Labour Relations Board that would have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group.

(v)                                 Preferential Transfer Rights.  At Closing, Seller will not be subject to any contract or commitment that requires Seller to sell, transfer or otherwise dispose of any of the Shares or Rangeland Business Unit Assets, other than this Agreement and the ROFO Agreement.

(w)                               Rangeland Companies’ Assets.  None of the Rangeland Companies have ever owned or otherwise held any material assets of any kind unrelated to the Rangeland Business Unit, have ever conducted any material business other than pertaining to the Rangeland Pipeline Business or the Rangeland Marketing Business, have ever had any employees (other than officers) and have ever been a party to any contract other than contracts in relation to the Rangeland Pipeline Business or the Rangeland Marketing Business.

(x)                                   Rangeland Companies’ Liabilities.  None of the Rangeland Companies have ever incurred any material obligations or material liabilities of any kind, absolute or contingent, liquidated or unliquidated, except for their obligations arising under, in connection with or related to the Rangeland Pipeline Business or the Rangeland Marketing Business.

(y)                                 Residency.  Seller is not a non-resident of Canada within the meaning of the Tax Act.

(z)                                   Prepaid Amounts. The Rangeland Companies do not have any obligations to any other parties to sell or deliver crude oil or other hydrocarbons to any such parties after the Working Capital Date without being entitled in due course after such delivery to receive and retain full payment therefor.

4.2                               Environmental Representations and Warranties

(a)                                  Environmental Representations.  Subject to the exceptions, disclaimers and other matters set forth in this Section 4.2 and Section 4.3, the matters set forth on the Schedules to this Agreement, the Disclosed Environmental Liabilities, any written disclosures made to Buyer or its Affiliates prior to the date hereof, and any other written disclosures made to Buyer or its Affiliates at any time from the date hereof until the Closing Date in accordance with Section 5.1(c), to Seller’s knowledge, as of the date hereof and as of the Closing Date:

(i)                                     all Environmental Permits necessary for the operation of the Pipeline Systems as they are currently operated by the Seller Group have been obtained and are in effect and, where applicable, applications for renewal thereof have been timely filed, except where the failure to obtain such Environmental Permits or have them in effect or file for such renewals would not, individually or in the aggregate, have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group;

(ii)                                  all environmental control equipment necessary for the operation of the Pipeline Systems as they are currently operated by the Seller Group is in substantial compliance with HSE Laws, as they are currently enforced with respect to the operation of the Pipeline Systems by the Seller Group, is installed at the location of the Pipeline Systems, and such equipment is operating in a manner sufficient to achieve and maintain such compliance under normal operating conditions, except where the failure to be in such compliance would not, individually or in aggregate, have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group;

(iii)                               there are no existing or known Environmental Liabilities, or existing or known violations of, or reportable spills that require remediation under, Environmental Permits or HSE Laws, as they are currently enforced with respect to the operation of the Pipeline Systems by the Seller Group, which, individually or in the aggregate, would have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group; and

(iv)                              there has been no burial of Hazardous Substances at any location comprising part of the Rangeland Pipeline Business Real Property by Seller or RPC’s Predecessors in Interest in the conduct of the Rangeland Pipeline Business at any time prior to the date hereof that requires remediation under Environmental Permits or HSE Laws, as they are currently enforced with respect to the operation of the Pipeline Systems by the Seller Group.

(b)                                 Limitation.  The representations and warranties set forth in Section 4.2(a) represent the sole and exclusive representations and warranties of Seller with respect to Environmental Matters, including any matters arising under or relating to HSE Laws.

4.3                               Disclaimers

Except as otherwise expressly set forth in this Agreement and the instruments, documents and agreements executed in connection with the transactions contemplated hereby:

(a)                                  neither Seller nor any other member of the BP Group makes any representations or warranties of any kind or nature, express or implied, at law or in equity, with respect to itself, the Shares, the Rangeland Companies, the Rangeland Business Unit, the Rangeland Business Unit Assets, the Assumed Liabilities or any portion thereof, and Seller and the other members of the BP Group expressly disclaim any implied warranties or any representation or warranty as to value.

(b)                                 Buyer expressly acknowledges that it is relying on its own examination of the Rangeland Companies and the Rangeland Business Unit Assets, and is taking the Rangeland Companies, including the Rangeland Business Unit Assets owned by the Rangeland Companies, on an “as is, where is” basis and “with all faults”.

(c)                                  neither Seller nor any other member of the BP Group makes any representations or warranties with respect to (i) the condition or merchantability of any of the Rangeland Business Unit Assets, (ii) the

fitness of any Rangeland Business Unit Assets for any purpose, or (iii) the assignability, completeness or contiguity of any Rights-of-Way, Permits, Rangeland Pipeline Business Real Property and other property rights, and Seller and the other members of the BP Group expressly disclaim any and all such representations and warranties of any kind or nature.

(d)                                 Buyer expressly acknowledges that none of Seller, any other member of the BP Group or any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Shares, the Rangeland Companies, the Rangeland Business Unit, the Rangeland Business Unit Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, and Buyer further agrees that none of Seller, any other member of the BP Group or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Affiliates of, or Buyer’s or its Affiliates’ use of, any such information, including the Information Memorandum, the Financial Updates and any information, document or material made available to Buyer or its Affiliates in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(e)                                  Buyer expressly acknowledges the disclaimers of Seller and the other members of the BP Group, including those set forth in Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d), and Buyer further acknowledges that: (i) there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by Seller and other members of the BP Group to Buyer, including any such information contained in the Information Memorandum and the Financial Information, (ii) Buyer is aware of and familiar with such uncertainties, and (iii) Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Agreement.  Accordingly, neither Seller nor any other member of the BP Group makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Agreement.

(f)                                    except with respect to the representations and warranties in Sections 4.1 and 4.2, Buyer forever releases and discharges Seller, the other members of the BP Group and their respective directors, officers, servants, agents and employees from any claims and all liability to Buyer or Buyer’s assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Shares, the Rangeland Companies, the Rangeland Business Unit or the Rangeland Business Unit Assets which was delivered or made available to Buyer or its Affiliates by Seller, the other members of the BP Group or their respective directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including any evaluations, projections, reports and interpretative or non-factual materials prepared by or for Seller, or otherwise in the Seller’s possession.

4.4                               Buyer’s Representations and Warranties

Each of PipelineCo and MarketingCo hereby represents and warrants to Seller as of the date of its execution of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which need only be true and correct as of such date or time), acknowledging that Seller is relying upon such representations and warranties in entering into this Agreement and completing the purchase and sale of the Shares, as follows:

(a)                                  Organization and Good Standing.  It is a company duly organized, validly existing and in good standing under the laws of Nova Scotia.

(b)                                 Authority of Buyer.  It has the power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized, and this Agreement has been duly executed and delivered, by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

(c)                                  Consents.  Other than with respect to (i) the Competition Act, (ii) the Investment Canada Act, and (iii) authorizations or other consents and approvals required for, or as a consequence of, the purchase and sale of the Shares from all other applicable Governmental Authorities, no consent, approval of or by, or filing with or notice to any other Persons is required with respect to Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby.

(d)                                 No Breach.  Subject to obtaining the consents described in Sections 4.4(c)(i), (ii) and (iii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance by it with any of the provisions hereof does not and will not:  (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of its articles, by-laws or other organizational documents or under any material agreement, instrument or obligation to which it is a party or (ii) violate any Applicable Laws.

(e)                                  Litigation.  No action, suit, arbitration or regulatory proceeding is pending or, to its knowledge, threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

(f)                                    Brokers.  It has not incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby for which Seller will be liable.

(g)                                 Availability of Funds.  It has sufficient cash available to enable it to consummate the transactions contemplated by this Agreement, to operate the Rangeland Business Unit for the reasonably foreseeable future and to meet the financial obligations of the Rangeland Business Unit as such are presently known to or reasonably anticipated by Buyer.

(h)                                 No Knowledge of Misrepresentations or Omissions.  Except for matters that are the subject of written disclosures made to Seller on or before the Closing Date, it has no knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby is not true and correct in all material respects and it has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement or attachments to any agreement contemplated hereby.

(i)                                     Investment Canada Act.  It shall comply with the Investment Canada Act.

(j)                                     Purchaser as Principal.  It is acquiring the RPC Shares and the Aurora Shares or the RMC Shares, as applicable, in its capacity as principal, and is not purchasing those Shares for the purpose of resale or distribution to a third party.

4.5                               No Consequential Damages

Except as otherwise expressly set forth in this Agreement, neither Buyer nor Seller shall be liable for special, punitive, exemplary, consequential, incidental or indirect losses or damages as a result of the performance or non-performance of its obligations under this Agreement, or its acts or omissions related to this Agreement, whether or not arising from sole, joint or concurrent negligence or strict liability or otherwise.  The above limitation of liability shall apply to indirect liability involving suits brought against third parties who, directly or through one or more other parties, have a right of indemnification, interpleader, cross-claim, contribution or other right of recovery against Buyer or Seller.

ARTICLE 5
COVENANTS

5.1                               Covenants of Seller

Seller covenants and agrees as follows:

(a)                                  Access and Information.  Subject to the provisions of the Confidentiality Agreement and upon reasonable notice, Seller shall grant, or cause to be granted, to Buyer the following access during normal business hours throughout the period between the date of this Agreement and the Closing Date to the Rangeland Business Unit Assets and the Books and Records and other information relating to the operation of the Pipeline Systems.  During the periods specified above, Seller shall use all commercially reasonable efforts to furnish, or cause to be furnished, to Buyer and its representatives all data and information concerning the specified matters which may reasonably be requested by Buyer and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of Seller as may reasonably be requested for the furnishing of such data and information.  During this period, Buyer shall not contact or communicate with any Employees or customers of or suppliers to the Rangeland Business Unit without Seller’s prior written consent.  Buyer shall indemnify and hold Seller and its Affiliates harmless against any and all Losses suffered in connection with the exercise of Buyer’s rights under this Section 5.1(a).  Notwithstanding any provision in this Agreement to the contrary, Buyer’s obligations under this Section 5.1(a) shall survive the termination of the transactions under this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Conduct of Business.  Except as provided on the Schedules attached hereto, from the date of execution of this Agreement by Buyer to and including the Closing Date Seller shall cause the Seller Group to:

(i)                                     operate the Rangeland Business Unit in the ordinary course of business consistent with past practice or as described in the Information Memorandum;

(ii)                                  use commercially reasonable efforts to maintain satisfactory relationships with Employees, suppliers, distributors, customers and others having business relationships with the Rangeland Business Unit;

(iii)                               use commercially reasonable efforts to maintain the Rangeland Business Unit Assets in reasonably good operating condition, normal wear and tear excepted;

(iv)                              maintain the Inventory and keep its books of account, records and files, in each case in the ordinary course of business, consistent with past practice; and

(v)                                 refrain from (A) amending, modifying, waiving any rights under or terminating (or allowing the termination of) any material contract forming part of the Rangeland Business Unit Assets, except to the extent notice of termination has been given or received prior to the date hereof or otherwise in the ordinary course of business, (B) disposing of, selling or otherwise transferring any Rangeland Pipeline Business Real Property, (C) disposing of, encumbering, selling or otherwise transferring any of the material assets constituting Rangeland Business Unit Assets or other rights of the Rangeland Business Unit (other than Rangeland Pipeline Business Real Property, which is addressed in sub-paragraph (B) above), except in the ordinary course of business, (D) commencing any new capital projects or making any additional commitments for capital expenditures relating to the Rangeland Business Unit in excess of eight hundred thousand dollars ($800,000) in the aggregate, or (E) granting or agreeing to grant any bonus to any Employees, except for any bonus approved prior to the date hereof or made in the ordinary course of business, or enter into any contract of employment involving aggregate annual salary in excess of two hundred thousand dollars ($200,000), collective bargaining agreement or other labour contract with respect to any such Employees outside of the ordinary course of business;

provided that Seller may: (I) take any action to which Buyer consents (which consent shall not be unreasonably withheld taking account of Buyer’s and Seller’s commercial objectives with respect to the Rangeland Business Unit Assets); and (II) amend the schedules to the agreements dated as of April 1, 2003 with respect to the conveyance of the RPC Assets and the Rangeland Marketing Business Assets by members of the BP Group to RPC and RMC, respectively, to the extent necessary to correspond with the schedules hereto; provided that Seller shall provide a copy of the amendment to Buyer.  Notwithstanding the foregoing, the Rangeland Companies shall have the right at any time prior to Closing to declare and pay a dividend. To the extent a dividend is paid by any of the Rangeland Companies to Seller after the Working Capital Date, the amount of the Closing Date payment in Section 2.2(c) will be adjusted downward by the amount of the dividend paid.

(c)                                  Schedules.

(i)                                     Prior to the Closing Date, Seller shall notify Buyer of additions or changes to the Schedules to this Agreement required to reflect events since the date of this Agreement or facts discovered by Seller after the date hereof so as to cause Seller’s representations and warranties contained herein (other than any which speak as to a particular date) to be true and correct in all material respects as of the Closing Date.  Notices given by Seller pursuant to this Section 5.1(c) will be deemed to have amended the Schedules to this Agreement, to have qualified the representations and warranties contained in Sections 4.1 and 4.2, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Section 7.1(b).  For greater certainty, Seller shall not be entitled to effect amendments to any of Schedule ”N” (the Transition Services Agreement), Schedule ”O” (the Guarantee) or Schedule ”P” (Certificate of Insurance) pursuant to this Section 5.1(c).

(ii)                                  If such additions or changes would have a material adverse effect on the Rangeland Business Unit, taken as a whole, as it is currently operated by the Seller Group, the Parties shall negotiate in good faith to determine a reasonable adjustment to the Purchase Price to fully reflect the diminution in value and/or additional liability to be suffered by Buyer resulting from such matters.  For purposes of this Section 5.1(c) only, such additions or changes shall be deemed to have a material adverse effect on the Rangeland Business Unit only if the aggregate adverse effect of such additions or changes exceeds five million dollars ($5,000,000).

(iii)                               In the event that the Parties are unable to agree upon an adjustment to the Purchase Price prior to the Closing Date, each Party agrees that the Closing will take place without delay as set forth in this Agreement and Buyer shall pay the full Purchase Price.  The Parties further agree, upon the demand of either Party, to submit the need for, and size of, any adjustment to the Purchase Price to binding arbitration.  A Party desiring to submit to arbitration any such matter shall furnish its demand for arbitration in writing to the other Party within a ten (10) day period commencing on the Closing Date.  The arbitration shall be conducted before three (3) arbitrators who are experienced in matters pertaining to the pipeline industry.  The arbitrators shall not be a past or present officer, director or employee of either Party or any of its Affiliates.  The arbitration shall be governed by the Arbitration Act (Alberta).  Should the arbitrators render a decision in favour of Buyer for an adjustment in the Purchase Price, Seller shall pay to Buyer such amount plus interest at the Seller’s Interest Rate from the Closing Date to and including the date payment is made.

(d)                                 Confidentiality.  After the Closing, Seller shall maintain the confidentiality of all information, documents and materials relating exclusively to the Rangeland Business Unit, including all such materials which remain in the possession of Seller, except to the extent that disclosure of any such information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement.  The provisions of this Section 5.1(d) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Seller or the other members of the BP Group of its obligations hereunder.  Furthermore, notwithstanding the foregoing, Seller shall be permitted to disclose: (i) any confidential information (A) to any other member of the BP Group or (B) as required to operate Seller’s ongoing business, provided such member shall comply with the terms of this Section 5.1(d); and (ii) this Agreement to a Person agreeing to purchase the Shares from Seller, subject to Seller’s obligations under the ROFO Agreement, on a confidential basis.

(e)                                  Non-Competition.  If Closing occurs, Seller agrees that, during the Applicable Period (as defined below), Seller will not, and will cause the other members of the BP Group not to, undertake the construction and operation of, have any ownership or financial interest in or otherwise manage or operate a pipeline or gathering lateral constructed after the date of this Agreement that is connected to a LACT Facility existing as of the date hereof for the purpose of transporting any or all of crude oil, condensate or field-grade butane (the “Restricted Activity”); provided that such restriction shall not apply so as to preclude the acquisition and subsequent ownership by Seller or any of its Affiliates of an entity which carries on a Restricted Activity, so long as the value of the Restricted Activity does not constitute more than twenty percent (20%) of the value of the entity.  For purposes hereof, the “Applicable Period” in respect of crude oil or condensate pipelines or gathering laterals is five (5) years after the Closing Date and in respect of field-grade butane pipelines or gathering laterals is three (3) years after the Closing Date.

(f)                                    Financial Encumbrances.  Seller shall cause to be discharged from the applicable title documents respecting Rangeland Pipeline Business Real Property any encumbrance registered thereon at any time prior to the Closing Date against the Rangeland Companies or their Predecessors in Interest relating to any loan or other indebtedness for borrowed money made in favour of any such Persons prior to the Closing Date as soon as commercially practical after being advised thereof by Buyer.

(g)                                 Mid-Alberta Pipeline.  If, at any time during the period ending two (2) years from the date hereof, Seller or any other member of the BP Group acquires ownership of the Mid-Alberta Pipeline currently owned by Imperial Oil, Seller shall provide notice thereof to Buyer.  PipelineCo or an Affiliate of PipelineCo shall have the option, exercisable upon written notice to Seller at any time within thirty (30) days following receipt of notice, to purchase the Mid-Alberta Pipeline from Seller or the applicable member of the BP Group at the all in cost paid by Seller or the applicable member of the BP Group and otherwise on the same terms and conditions, mutatis mutandis, as such pipeline was acquired by Seller or the applicable member of the BP Group.

5.2                               Covenants of Buyer

Buyer covenants and agrees as follows:

(a)                                  Access.  To the extent that any Excluded Assets owned by Seller or other members of the BP Group are located at any owned or leased real property constituting part of the Rangeland Business Unit Assets after the Closing Date, Buyer shall grant to Seller and other members of the BP Group and their respective representatives reasonable access to such property from and after the Closing Date for a reasonable period of time not to exceed three hundred sixty five (365) days in order to permit Seller and such Persons to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto.  Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Rangeland Business Unit.

(b)                                 Confidentiality.

(i)                                     Buyer acknowledges that all information provided to any of it and its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by Seller and other members of the BP Group and their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer and its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives that relates solely to the Rangeland Business Unit; provided that Buyer acknowledges that any and all information provided or made available to any of it and its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by or on behalf of Seller (other than information relating solely to the Rangeland Business Unit) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.

(ii)                                  From and after the Closing Date, Buyer shall, and shall cause its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives to, keep Seller Information confidential following the Closing Date, except to the extent that disclosure of any such Seller Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Agreement.  Notwithstanding the foregoing, Buyer shall be permitted to disclose Seller Information to any of its Affiliates, provided such Affiliate shall comply with the terms of this Section 5.2(b)(ii).  In connection with the Transferred Employees, Buyer shall use commercially reasonable efforts, at Seller’s request and at Buyer’s expense, to enforce existing confidentiality agreements and rights requiring Employees to keep trade secrets confidential.

(c)                                  Title Policies.  Buyer may procure, and shall pay the cost of the premium for, commitments or policies from title insurance companies to provide owner’s title insurance policies with respect to the portions of the Rangeland Pipeline Business Real Property; provided, however, that Buyer’s ability or inability to obtain title insurance (and without regard to (i) any exceptions contained therein and (ii) any title insurance premium Buyer is required to pay in order to obtain such title insurance) on such real property for any reason shall not cause there to be an adjustment to the Purchase Price and shall not cause the Closing of the transactions contemplated by this Agreement to be delayed.

(d)                                 Insurance.  Buyer agrees that, from and after Closing, Buyer will, or will cause RPC to, obtain and maintain insurance with respect to the RPC Assets on terms and conditions satisfactory to comply with insurance requirements of the AEUB, from time to time.

(e)                                  Removal of Seller Marks.  Buyer agrees that, within one hundred twenty (120) days after the Closing Date or such shorter period of time as may be stipulated pursuant to AEUB requirements or Applicable Law, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, storage tanks, storage vessels, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any member of the BP Group, including the words “Amoco” and “Standard,” any items that include the words “Amoco” or “Standard,” the Amoco torch and oval design, the letters “BP,” any items that include the word “BP,” the phrase “BP Oil,” the BP Group shield or the BP Group Helios logo, the words “Dome” or “Hudson’s Bay Oil and Gas” and/or variants thereof located on or appurtenant to any of the Rangeland Business Unit Assets, including signs, billboards and advertisements or other media located at offices and facilities related to the Rangeland Business Unit; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at any of the Rangeland Business Unit Assets containing the above described marks.  In addition, Buyer agrees that, within one hundred (120) days after the Closing Date or such shorter period of time as may be stipulated pursuant to AEUB requirements or

Applicable Law, Buyer shall replace all signs located along the Pipeline Systems, including at pump stations, measurement stations, LACT Facilities, river crossings and road crossings, that identify Seller or any other member of the BP Group as the operator of such Pipeline Systems.

5.3                               Mutual Covenants

Buyer and Seller covenant and agree as follows:

(a)                                  Regulatory Approvals.  Buyer and Seller shall:

(i)                                     each file or cause to be filed with:

(A)                              the Competition Bureau any notification required to be filed under the Competition Act; and

(B)                                the Investment Review Division of Industry Canada any notification or application for review required to be filed under the Investment Canada Act;

in each case with respect to the transactions contemplated hereby, and Buyer and Seller shall bear the costs and expenses of their respective filings; provided that Buyer alone shall pay the filing fees in connection therewith.  Buyer and Seller shall use their respective reasonable best efforts to: (I) make such filings promptly (and in any event within fourteen (14) days) following the date of execution of this Agreement by Buyer; (II) respond promptly to any requests for additional information and documentary materials made by the Competition Bureau and/or the Investment Review Division of Industry Canada; (III) make any further filings that may be necessary, proper or advisable in connection therewith; (IV) cause the waiting periods under the Competition Act to expire or to obtain a no-action letter or advance ruling certificate under the Competition Act at the earliest possible date; (V) successfully complete the approval process under the Investment Canada Act at the earliest possible date; and (VI) resist in good faith, at each of their respective cost and expense (including the institution or defence of legal proceedings), any assertion that the transactions contemplated hereby should not proceed to completion; all to the end of expediting consummation of the transactions contemplated hereby.  Each of Buyer and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable Governmental Authorities and each of Buyer and Seller shall have the right to have a representative present at any such meeting (except that Buyer, with respect to Buyer’s application for review under the Investment Canada Act, need only keep Seller apprised as to the status of Buyer’s meetings with Industry Canada); and

(ii)                                  cooperate with each other and take all reasonable steps necessary to obtain authorizations and other consents, Permits and approvals for, or as a consequence of, the purchase and sale of the Shares from all other applicable Governmental Authorities.

(b)                                 Specific Assignments.

(i)          (A)                                     With respect to any agreement, contract, licence, lease, easement, Right-of-Way or Permit (a “Subject Instrument”) which (1) is material to the operation of the Rangeland Business Unit as it is currently operated by the Seller Group, and either (2) required consent for the assignment thereof to RPC or RMC in connection with the conveyance of the RPC Assets and the Rangeland Marketing Business Assets by members of the BP Group to RPC and RMC, respectively, or (3) now requires consent for the assignment thereof to RPC or RMC by reason of the change of control respecting RPC and RMC that will occur upon consummation of the transactions contemplated hereby, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate fully with Seller in all commercially reasonable respects, to effect assignment thereof as of the Closing Date.  It is understood that such actions by Seller shall not include any requirement of Seller to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  In the event that Seller is unable to obtain the requisite approval for assignment of any such Subject Instrument, or in the event such Subject Instrument is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, and such assignment is reasonably necessary to conduct the operation of the Rangeland Business Unit in the ordinary course of business without giving rise to a material adverse effect on the Rangeland Business Unit, at the written request of Buyer on or before the Closing Date (except where such action would be unlawful or prohibited by such Subject Instrument), Seller shall (x) retain any such Subject Instrument and shall enter into an arrangement with Buyer to provide the applicable Rangeland Company with the benefits of such Subject

Instrument, provided that the applicable Rangeland Company shall perform Seller’s obligations thereunder arising on or after the Closing Date (and indemnify Seller against Losses suffered in connection therewith) until such Subject Instrument is assigned to the applicable Rangeland Company or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to the applicable Rangeland Company, or amend or supplement, any such Subject Instrument as soon as practicable after the Closing Date.

(B)                                In addition to the obligations of Seller under Section 5.3(b)(i)(A), from the Closing Date until the first anniversary of the Closing Date, Seller shall take such actions as are commercially reasonable and necessary, including expending money in an aggregate amount not to exceed three million dollars ($3,000,000), and Seller shall cooperate fully with Buyer in all commercially reasonable respects, to remedy or cure the absence or invalidity of or defect in any easement, right-of-way, permit, licence or other right of access forming part of the Rangeland Pipeline Business Assets.  Expenditures by Seller under this Section 5.3(b)(i)(B) shall not be included for purposes of satisfying any of the limits under Section 8.11 but shall be included for purposes of determining the limit under Section 8.13(c).

(ii)                                  Notwithstanding Seller’s obligations pursuant to Section 5.3(b)(i), the assignment of any Subject Instrument which requires consent for assignment, or amendment or supplement, may be effected after the Closing Date.  The Purchase Price shall not be subject to adjustment, and the Closing of the transactions contemplated by this Agreement shall not be delayed, by reason of any inability to obtain consent for assignment of any such Subject Instrument or any such amendment or supplement.  Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Subject Instruments (written or otherwise) to which any of Seller or other member of the Seller Group is a party, and such consents may not be obtained (provided that Seller has complied with its obligations under this Section 5.3(b)).  Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Subject Instrument as a result thereof (provided that Seller has complied with its obligations under this Section 5.3(b)).  Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination (provided that Seller has complied with its obligations under this Section 5.3(b)).

(iii)                               With respect to any Subject Instrument that may not be properly assigned to a Rangeland Company because of the failure to obtain the required consent as described in Section 5.3(b)(i)(A)(2) or (3) or that may not be operated or used by Seller for the applicable Rangeland Company’s benefit, Buyer shall indemnify, defend and hold harmless Seller and the other members of the BP Group from and against any liability that Seller or any other members of the BP Group may have in connection with such non-transferred Subject Instruments as a result of the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, it is expressly understood and agreed that, in the event Seller is unable to provide the Rangeland Companies the benefits of any such Subject Instrument, Buyer shall not be required to indemnify Seller against Losses suffered in connection therewith until and to the extent Seller, with full cooperation from Buyer and the Rangeland Companies in all respects, is able to provide the Rangeland Companies the benefit of any such Subject Instrument.

(c)                                  Notification.  From the date hereof to and including the Closing Date, each Party shall promptly notify the other Party if it obtains knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby or information set forth in the Schedules hereto is not true and correct in all material respects, or if such Party obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(d)                                 Transition Services Agreement.  Buyer and Seller shall execute and deliver at Closing the Transition Services Agreement.

(e)                                  Working Capital Amount.  The Parties agree to use commercially reasonable efforts to minimize the Working Capital Amount and the aggregate Working Capital of the Rangeland Companies at Closing.

(f)                                    Other Actions.  Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause the satisfaction of all covenants in this Article 5 and the conditions precedent in Sections 7.1 and 7.2 and the Closing to occur as soon as reasonably practicable after the date of this Agreement.

ARTICLE 6
EMPLOYEES

6.1                               Employees

Part 1 of Schedule ”L” attached hereto contains an accurate and complete list of the Employees.  Seller shall be entitled to update Schedule ”L” as necessary at any time prior to Closing to reflect any and all employment changes; provided that Seller shall not increase the number of Employees prior to the Closing Date without prior notice to and agreement of Buyer.

6.2                               Employment Offers to Active Employees

No later than ten (10) days after the date of execution of this Agreement by Buyer (and thereafter no later than three (3) days after any update of Schedule ”L”), Buyer shall offer employment with Buyer or an Affiliate of Buyer (the “Employer”), effective as of the Closing Date, to all active Employees, at the same or better salaries or wages with substantially similar duties and responsibilities, at the same location with respect to Employees listed in Group A of Part 1 of Schedule ”L” and at any of Buyer’s offices with respect to Employees listed in Group B of Part 1 of Schedule ”L” and on the same status (e.g., full-time or part-time) as provided by Seller or other members of the BP Group immediately prior to the Closing Date.  Seller shall be entitled to review for compliance with the provisions of this Article 6 each offer prior to Buyer issuing such employment offers.  Buyer will give each active Employee no less than seven (7) days in which to accept or reject Buyer’s employment offer.

6.3                               Employment Offers to Employees on Leave

In addition, no later than ten (10) days after the date of execution of this Agreement by Buyer, Buyer shall offer employment with the Employer to each Employee who is on Leave, effective as of the Closing Date, commencing at such time as such Employee is ready to return to work, at the same or better salaries or wages, with substantially similar duties and responsibilities, at the same location with respect to Employees listed in Group A of Part 1 of Schedule ”L” and at any of Buyer’s offices with respect to Employees listed in Group B of Part 1 of Schedule ”L” and on the same status (e.g., full-time or part-time) as provided by Seller or other members of the BP Group immediately prior to the commencement of such Employee’s Leave; provided, however, that such Employee is ready to return to work within one hundred twenty (120) days after the Closing Date or, where the Employee is on a pregnancy or parental leave, upon completion of such Leave.  Seller shall be entitled to review for compliance with the provisions of this Article 6 each offer prior to Buyer issuing such employment offers.  Buyer will give each Employee on Leave no less than seven (7) days in which to accept or reject Buyer’s employment offer.  Seller shall be responsible for compensation, benefits and liabilities owed to Employees during any period of Leave.

6.4                               Termination of Employees by Seller

On or about the Closing Date, Seller shall issue notices of termination of employment to each Transferred Employee.

6.5                               Conditions of Transfer

All offers of employment by Buyer and terminations of employment by Seller pursuant to this Article 6 and the Parties’ respective obligations in this Article 6 shall be conditional upon the Closing pursuant to this Agreement and the execution and delivery by each Transferred Employee of a release of Seller in form and substance satisfactory to Seller, acting reasonably.

6.6                               Transfer Time

All Transferred Employees shall become employees of the Employer as of 12:01 a.m. on the Closing Date and, except as otherwise provided herein, at such time Employer shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services by the Transferred Employees after the Closing Date except that, with regard to an Employee on Leave, such obligations shall not attach until such Employee commences employment with the Employer.  The Employer shall have no obligations for Employees who do not become Transferred Employees; Seller shall be responsible for all severance costs in respect of those Employees who do not become Transferred Employees.

6.7                               Level of Employee Benefits Provided by Buyer

The Employer shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as non-registered employee savings plans, registered retirement savings plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and sick and disability leaves) provided to employees of the Employer in substantially similar employment circumstances, which shall, in aggregate, be the same as or better than the benefits specified in Part 4 of Schedule ”L”, with coverage effective as of the Closing Date, and the Employer shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions.  No later than the Closing Date, Seller will provide to Buyer the Transferred Employees’ recognized credited service, and participation, vesting and, to the extent as elsewhere required in this Article 6, benefit accrual periods of service amounts, with Seller or other members of the BP Group as of the day immediately prior to the Closing Date.

6.8                               Benefits and Policies

For each Transferred Employee who participates in any benefit plan, or is subject to any policy or pay practice, of the Employer, both the Employer and the applicable benefit, policy and pay practice (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller and other members of the BP Group for all purposes including eligibility, vesting, and benefit determination and accrual; (ii) shall not require a physical examination or other proof of insurability; (iii) shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions; (iv) shall provide similar levels of coverage, with respect to any of the Transferred Employees or any dependent covered by Seller’s and other members of the BP Group’s comparable benefit plan, policy or pay practice in effect as of the Closing Date; and (v) shall credit the expenses of the Transferred Employees which were credited toward 2004 deductibles or co-payments under the applicable benefit plan of Seller or other members of the BP Group against satisfaction of any 2004 deductibles or co-payments under the Employer’s benefit plan for the Transferred Employees.  The Employer shall not reduce any Transferred Employee’s initial salary or wages as an employee of the Employer during the eighteen (18) month period after the Closing Date.

6.9                               Vacation

Seller shall be responsible for paying the Transferred Employees for any vacation due as of the Closing Date under the applicable vacation policy of Seller or other members of the BP Group (“Seller Vacation Policy”).  The Employer will provide Transferred Employees who, based upon the recognized credited service amounts of such Transferred Employees with Seller or other members of the BP Group, were eligible for a greater amount of annual vacation under Seller Vacation Policy than they are under the Employer’s vacation policy even after the Employer recognizes such Transferred Employees’ credited service amounts, with their Seller annual vacation amount; provided that the annual vacation amount for any Transferred Employee shall not in any event exceed five (5) weeks.  Between the Closing Date and the end of the year in which the Closing occurs, the Employer shall permit all Transferred Employees to take the same number of hours of vacation on an unpaid basis as those Transferred Employees would have been eligible to take immediately prior to the Closing Date under the Seller Vacation Policy based upon the recognized credited service amounts of such Transferred Employees with Seller or other members of the BP Group.

6.10                        Severance

The Employer shall establish a severance policy substantially similar to or better than Seller’s severance plan attached hereto as Part 3 of Schedule ”L” with respect to any Transferred Employee who has actions taken against such Transferred Employee by Buyer within eighteen (18) months after the Closing Date that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of Seller’s severance plan.  The Employer’s severance policy established under this Section 6.10 shall recognize the Transferred Employees’ recognized credited service amounts with Seller or other members of the BP Group.

6.11                        Service Credit

From and after the Closing Date, the Transferred Employees shall be given credit for their service recognized by Seller or other members of the BP Group prior to the Closing Date for all purposes, including eligibility, vesting and benefit determination and accrual under all applicable plans and programs of the Employer, as well as for purposes of determining any vacation, severance or other related benefits to be provided in the manner described above.

6.12                        Employee Records

Buyer agrees that all information with respect to Employees provided to it or its Affiliates by Seller shall be kept and maintained by Buyer and its Affiliates as confidential information and shall not be divulged to any third party unless the Employer has the consent of the Employee or, alternatively, is under legal compulsion pursuant to Applicable Laws to disclose such confidential information.

6.13                        No Third Party Beneficiaries

Notwithstanding the foregoing, the Parties do not intend that any other party, including but not limited to, any such Transferred Employee or such Transferred Employee’s dependants, heirs, estate, executor or other representative, shall have any rights as a third party beneficiary with respect to the agreements between Buyer and Seller set forth herein.

6.14                        Contractors

Seller shall, to the extent assignable, assign to the Employer at Closing the service contracts of those individuals listed in Part 2 of Schedule ”L” who are, as at Closing, providing services to Seller exclusively in relation to the Rangeland Business Unit.

6.15                        Employer’s Obligations

Buyer is responsible for the covenants and other obligations of the Employer in this Agreement.  Any breach by the Employer of any of its covenants or its other obligations under this Agreement shall constitute a breach by Buyer under this Agreement.

ARTICLE 7
CONDITIONS TO CLOSING

7.1                               Buyer’s Conditions to Closing

Buyer’s obligation to close the transactions contemplated under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions precedent (except to the extent that Buyer shall have hereafter agreed in writing to waive one or more of such conditions):

(a)                                  Compliance with Agreement.  Seller shall have, and shall at Closing have certified in writing to Buyer that it has, performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(b)                                 Representations and Warranties.  The representations and warranties of Seller made in this Agreement (as amended by Seller in accordance with Section 5.1(c)) shall be, and Seller shall at Closing have certified in writing to Buyer that the said representations and warranties are, true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time).

(c)                                  Litigation.  There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the transactions contemplated by this Agreement.  There shall not be pending or threatened any litigation or proceeding instituted to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the operation of the Rangeland Business Unit by Buyer after the Closing Date.

(d)                                 Governmental Consents.  (i) Notice of the proposed transactions shall have been given under the Competition Act and the applicable waiting period thereunder and any extension thereof shall have expired without challenge or, in the alternative, Buyer shall have received a no-action letter satisfactory to Buyer, acting reasonably, or an advance ruling certificate, in each case from the Competition Bureau in respect of the proposed transactions, (ii) the transactions contemplated by this Agreement shall have been approved as contemplated in sections 21 to 23 of the Investment Canada Act, and (iii) authorizations, Permits and other consents and approvals required for, or as a consequence of, the purchase and sale of the Shares have been obtained from all other applicable Governmental Authorities.

(e)                                  Damage or Destruction Event.  No Damage or Destruction Events shall have occurred on or after the date hereof in respect of which the estimated aggregate cost to remediate damage and repair or replace property (as determined by Seller in good faith) will exceed eighty million dollars ($80,000,000) that has not been substantially repaired or rectified by the Rangeland Companies by the Closing Date and is not reasonably capable of being substantially repaired or rectified by the Rangeland Companies within ninety (90) days following the Closing Date.

7.2                               Seller’s Conditions to Closing

Seller’s obligation to close the transactions contemplated under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions precedent (except to the extent that Seller shall have hereafter agreed in writing to waive one or more of such conditions):

(a)                                  Compliance with Agreement.  Each of PipelineCo and MarketingCo shall have, and shall at Closing have certified in writing to Seller that it has, performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b)                                 Representations and Warranties.  The representations and warranties of each of PipelineCo and MarketingCo made in this Agreement shall be, and each of PipelineCo and MarketingCo shall at Closing have certified in writing to Seller that the said representations and warranties are, true and correct in all material respects as of the date of execution hereof by Buyer and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time).

(c)                                  Litigation.  There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the transactions contemplated by this Agreement.  There shall not be pending or threatened any litigation or proceeding instituted to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the operation of the Rangeland Business Unit by Buyer after the Closing Date.

(d)                                 Governmental Consents.  (i) Notice of the proposed transactions shall have been given under the Competition Act and the applicable waiting period thereunder and any extension thereof shall have expired without challenge or, in the alternative, Buyer shall have received a no-action letter satisfactory to Seller, acting reasonably, or an advance ruling certificate, in each case from the Competition Bureau in respect of the proposed transactions, (ii) the transactions contemplated by this Agreement shall have been approved as contemplated in sections 21 to 23 of the Investment Canada Act, and (iii) authorizations, Permits and other consents and approvals required for, or as a consequence of, the purchase and sale of the Shares have been obtained from all other applicable Governmental Authorities.

(e)                                  Damage or Destruction Event.  No Damage or Destruction Events shall have occurred on or after the date hereof in respect of which the estimated aggregate cost to remediate damage and repair or replace property (as determined by Seller in good faith) will exceed eighty million dollars ($80,000,000) that has not been substantially repaired or rectified by the Rangeland Companies by the Closing Date and is not reasonably capable of being substantially repaired or rectified by the Rangeland Companies within ninety (90) days following the Closing Date.

7.3                               Waiver of Conditions

The conditions precedent in Section 7.1 and Section 7.2 are for the sole benefit of Buyer and Seller, respectively.  The Party for the benefit of which such conditions precedent have been included may waive any of them, in whole or in part, by written notice to the other Party.

ARTICLE 8
INDEMNIFICATION

8.1                               Buyer’s Indemnification of Seller

Except as otherwise provided herein and subject to the provisions of this Article 8, from and after the Closing Date Buyer shall indemnify, defend, save and hold harmless Seller, the other members of the BP Group, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses of any kind which are caused by, arise from, are incurred in connection with or relate in any way to:

(a)                                  the ownership of the Shares or the operation and/or ownership of the Rangeland Business Unit Assets before, on and after the Closing Date,

including those Losses arising under any foreign, federal, provincial, local or other Applicable Law, or under contract, warranty, tort or other theory of law;

(b)                                 the modification of any technology, software, know-how or proprietary information held by RPC, RMC or Aurora;

(c)                                  Buyer’s breach of:

(i)                                     any covenant or agreement in this Agreement requiring performance by Buyer on or after the Closing Date (including any discontinuance, suspension or modification of any compensation or employee benefit plan or program maintained by the Employer as contemplated by Article 6), or failure to perform same; or

(ii)                                  any representation or warranty made by Buyer in this Agreement which survives the Closing; or

(d)                                 the Assumed Liabilities;

provided, however, that Buyer shall not have any liability under Section 8.1(c) for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Seller had knowledge of such breach at the time of Closing and failed to notify Buyer of such breach.

8.2                               Seller’s Indemnification of Buyer

Except as otherwise provided herein and subject to the provisions of this Article 8, from and after the Closing Date Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses of any kind which are caused by, arise from, are incurred in connection with or relate in any way to:

(a)                                  the Excluded Liabilities provided, however, that the provisions of Sections 8.11 and 8.12 shall not apply to or take into account Excluded Liabilities;

(b)                                 Seller’s breach of:

(i)                                     any covenant or agreement in this Agreement requiring performance by Seller on or after the Closing Date, or failure to perform same, provided, however, that with respect to breaches of

Sections 2.4(b), 2.7, 3.5, 5.1(c)(iii), 5.1(e), 5.1(f) and 5.3(b)(i)(B) the provisions of Section 8.11 shall not apply; or

(ii)                                  any representation or warranty made by Seller in this Agreement which survives the Closing, provided, however, that for the purpose of this Article 8, no occurrence relating to Seller’s representation in Section 4.1(o) shall be deemed to be material or have a material adverse effect on the Rangeland Business Unit unless such effect or adverse effect exceeds five million dollars ($5,000,000); or

(c)                                  subject to the limitations set forth in Section 8.13, Rights-of-Way Losses;

provided, however, that:

(d)                                 Seller shall not have any liability under Section 8.2(b) for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Buyer had knowledge of such breach at the time of Closing and failed to notify Seller of such breach in accordance with Section 5.3(c), and no Losses caused by, arising from, incurred in connection with or related in any way thereto shall be aggregated for purposes of Section 8.11; and

(e)                                  in calculating Losses that are caused by, arise from, are incurred in connection with or relate in any way to Section 8.2(b)(ii) for all purposes under this Article 8, all such representations and warranties that contain the word “material” or the phrase “material adverse” shall be read as if they did not contain that word or phrase.

8.3                               Environmental Indemnifications

Except as provided in Section 4.2, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Environmental Matters and shall have no obligation in respect of Environmental Liabilities (other than Excluded Liabilities) to Buyer.  In addition to its obligations to indemnify the Seller Indemnified Parties contained elsewhere in the Agreement, subject to Closing occurring:

(a)                                  Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against any and all Losses of any kind which may be brought against or suffered by the Seller Indemnified Parties or which any of them may sustain, pay or incur, in each case which are caused by, arise from, are incurred in connection with or relate in any way directly or indirectly to any past, present or future Environmental Matters or past, present or future Environmental Liabilities, including all Disclosed Environmental Liabilities, but excluding any Environmental

Matters or Environmental Liabilities the existence of which reflects an inaccuracy or misrepresentation in any of the representations or warranties in Section 4.2 hereof and any Excluded Liabilities, (Environmental Matters and Environmental Liabilities in respect of which the Seller Indemnified Parties are indemnified pursuant to this Section 8.3 are referred to as the “Indemnified Environmental Matters” and the “Indemnified Environmental Liabilities”, respectively) and Buyer hereby assumes all Losses, obligations, covenants and liabilities in respect of any such Indemnified Environmental Matters and Indemnified Environmental Liabilities, regardless of whether such Indemnified Environmental Matters or Indemnified Environmental Liabilities are attributable to, occurred, arose or accrued at, prior to or subsequent to the Closing Date;

(b)                                 Buyer shall have no rights to recovery, indemnification or contribution against the Seller Indemnified Parties for Indemnified Environmental Liabilities or Indemnified Environmental Matters referred to in Section 8.3(a) under this Agreement under Applicable Laws, in equity or otherwise, and all other rights and remedies which Buyer may have at or under Applicable Law (including any past, present or future HSE Law) or in equity, including any right of contribution or reimbursement, against the Seller Indemnified Parties with respect to any such Indemnified Environmental Liabilities or Indemnified Environmental Matters are expressly waived; and

(c)                                  Buyer does hereby release, acquit and forever discharge the Seller Indemnified Parties from any and all Losses, including all claims for contribution and indemnity under Applicable Laws or in equity, which may be asserted now or in the future (or both) and that in any way relate to or arise out of Indemnified Environmental Liabilities or Indemnified Environmental Matters referred to in Section 8.3(a), regardless of whether such Indemnified Environmental Matters or Indemnified Environmental Liabilities are attributable to, occurred, arose or accrued at, prior to or subsequent to the Closing Date; and Buyer covenants not to make any claim or other demand, or institute any action or other proceeding against the Seller Indemnified Parties for indemnity and contribution for any such Indemnified Environmental Liabilities or Indemnified Environmental Matters or against a Person other than a Seller Indemnified Party where a claim for contribution or indemnity may be brought against a Seller Indemnified Party.

8.4                               Exclusive Remedy

Any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement (including all Schedules attached hereto or referenced herein) must be brought by the applicable Party in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract, tort or otherwise.  Except as otherwise provided in this Agreement, the Parties hereby waive, to the fullest extent permitted under Applicable Laws, any and all rights, claims and causes of action they may have against each other relating to the subject matter of this Agreement (and the other agreements contemplated hereby) arising under or based on Applicable Laws, breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution.  Buyer acknowledges and agrees that:

(a)                                  other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller, any other member of the BP Group or their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors or other representatives or any other Person either express or implied with respect to any of them, the Rangeland Companies, the Rangeland Business Unit, the Rangeland Business Unit Assets or the Assumed Liabilities; and

(b)                                 it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller, any other member of the BP Group or their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors or other representatives or any other Person, including the Information Memorandum, the Financial Information and any information, documents or material made available to Buyer or its Affiliates in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

8.5                               Holding of Indemnities

Buyer shall hold the indemnity contained in Section 8.2 in trust on behalf of the Buyer Indemnified Parties, and may enforce the same on its and their behalf.  Seller shall hold the indemnities contained in Sections 8.1 and 8.3 in trust on behalf of the Seller Indemnified Parties, and may enforce the same on its and their behalf.

8.6                               Procedures Relating to Indemnification Between Buyer and Seller

Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the Party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably possible thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation) (“Indemnification Notice”); provided, however, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Notwithstanding the foregoing:

(a)                                  a Buyer Indemnified Party shall not be entitled to make a claim against Seller under Section 8.2(b) unless and until (i) Buyer shall have provided Seller written notice of default; and (ii) Seller shall have failed to cure such default within sixty (60) days after Seller’s receipt of Buyer’s notice; and

(b)                                 a Seller Indemnified Party shall not be entitled to make a claim against Buyer under Section 8.1(c) unless and until (i) Seller shall have provided Buyer written notice of default; and (ii) Buyer shall have failed to cure such default within sixty (60) days after Buyer’s receipt of Seller’s notice.

8.7                               Procedures Relating to Indemnification for Third Party Claims

(a)                                  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide an Indemnification Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, in a timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defence thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defence thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Sections 8.11 and 8.12.  Should the Indemnifying Party so elect to assume the defence of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defence thereof.  If the Indemnifying Party assumes such defence, the Indemnified Party shall have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defence.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defence thereof.  If the Indemnifying Party chooses to defend any Third Party Claim, the Parties shall cooperate in the defence or prosecution of such Third Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defence of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

8.8                               Losses Net of Insurance and Taxes

(a)                                  Insurance.  The amount of any and all Losses under this Article 8 and elsewhere under this Agreement shall be determined net of any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses.  Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(b)                                 Taxes.  In determining the amount of any Loss for which any Party is entitled to indemnification under this Article 8, the gross amount thereof shall be reduced by any net Tax Benefit realized by such Party in connection with such Loss to the extent such Tax Benefit results directly from the incurrence of such Loss. If an indemnification payment hereunder results in incremental Tax being payable by the Indemnified Party, the amount shall be equal to:

(i)                                     the gross amount of such Loss minus the Tax Benefit realized by such Party as determined above, divided by

(ii)                                  one (1) minus the Tax Rate;

provided, however, that no indemnification payment shall be payable until final settlement of such Tax liability with the relevant Tax authority, and only upon receipt by the Indemnifying Party of a copy of an official communication issued by the relevant Tax authority which evidences such final settlement of the Tax liability and, in such circumstances, the Indemnifying Party will also pay to the Indemnified Party interest, at the Seller’s Interest Rate if the Indemnifying Party is Seller or at the Buyer’s Interest Rate if the Indemnifying Party is Buyer, on the indemnification amount payable from the date the obligation to make such indemnification payment arose until the date on which such indemnification payment is made.  For purposes of this Section 8.8:

“Tax Benefit” means, as to a Party which is indemnified against Losses hereunder, the Tax Rate multiplied by the amount of any income tax deduction or allowance in any year arising from any Loss that entitles the Indemnified Party to indemnity under this Agreement. If a change in law replaces or otherwise supplements the federal or provincial income tax on corporations with another method of taxation, the Parties hereto agree to negotiate in good faith a new definition of Tax Benefit; and

“Tax Rate” means the rate of Tax exigible under the laws applicable to a relevant Person for any relevant period of time.

8.9                               Attorneys’ Fees

In connection with any litigation arising out of this Agreement or to enforce any indemnification claim pursuant to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party the prevailing Party’s reasonable attorneys’ fees and costs, on appeal or otherwise.

8.10                        Time Limitation

Except as otherwise provided herein, any claim by any Buyer Indemnified Party for indemnity arising under this Agreement, including pursuant to Section 8.2, shall be brought within one (1) year after the Closing Date; provided that any claim arising under Section 8.2(a) for Excluded Liabilities, Section 5.1(f) or under Sections  9.3(c) and 9.3(f) may be brought within ten (10) years of the Closing Date, any claim arising under

Section 5.1(g) may be brought within two (2) years of the Closing Date and any claim arising under Section 5.1(e) may be brought within the Applicable Period.  A claim shall be deemed to have been brought only upon delivery of a proper Indemnification Notice to the other Party at the notice address set forth in Section 12.2.  Any claim required to be made within such one (1) year period, ten (10) year period or other period referred to in this Section 8.10, as the case may be, not so timely made shall be forever barred.

8.11                        Monetary Limitation

Except as otherwise provided in this Agreement, Buyer shall have no claim under this Agreement against Seller or any other member of the BP Group for any Losses unless and until the aggregate of all such Losses incurred or sustained by Buyer Indemnified Parties (excluding any expenditures pursuant to Section 5.3(b)(i)(B)) exceeds five million dollars ($5,000,000) and then only for the excess over five million dollars ($5,000,000) (the “Threshold”); provided that Losses amounting to less than four hundred thousand dollars ($400,000) in the aggregate arising out of the same occurrence or matter shall not be aggregated with other Losses for purposes of determining whether and when the Threshold has been reached.  After the Threshold has been reached, Seller shall have no obligation to indemnify Buyer Indemnified Parties under this Agreement with respect to such matters for any Losses amounting to less than four hundred thousand dollars ($400,000) in the aggregate arising out of the same occurrence or matter.  For purposes of this Section 8.11, Losses shall exclude Rights-of-Way Losses, which are addressed in Section 8.13 below.

8.12                        Limitation of Liability

Seller’s aggregate liability for indemnification pursuant to this Agreement, including Section 8.2, but subject to Sections 8.2(a) and 9.3(f), shall in no event exceed an amount equal to fifty million dollars ($50,000,000).

8.13                        Rights-of-Way Monetary Limitation

(a)                                  Buyer shall have no claim under this Agreement against Seller or any other member of the BP Group for any Rights-of-Way Losses unless and until the aggregate of all such Rights-of-Way Losses incurred or sustained by the Buyer Indemnified Parties exceeds four million dollars ($4,000,000) and then only for the excess over four million dollars ($4,000,000) (the “Level 1 Threshold”), subject to Sections 8.13(b), (c) and (d).

(b)                                 For any Rights-of-Way Losses incurred or sustained by the Buyer Indemnified Parties in an aggregate amount in excess of the Level 1 Threshold but less than or equal to eight million dollars ($8,000,000) (the “Level 2 Threshold”), Buyer shall only have a claim under this Agreement against Seller for fifty percent (50%) of such excess over the Level 1 Threshold.

(c)                                  Subject to Section 8.12, Buyer shall have a claim under this Agreement against Seller for one hundred percent (100%) of the excess of the aggregate amount of Rights-of-Way Losses incurred or sustained by Buyer Indemnified Parties over the Level 2 Threshold, provided that the sum of Seller’s aggregate liability for indemnification for Rights-of-Way Losses pursuant to this Agreement, including Section 8.2 and this Section 8.13, plus any payment made by Seller to Buyer pursuant to Section 5.3(b)(i)(B), shall in no event exceed five million dollars ($5,000,000).

(d)                                 Notwithstanding the foregoing, Seller shall have no obligation to indemnify the Buyer Indemnified Parties under this Agreement with respect to such matters for any Rights-of-Way Losses amounting to less than four hundred thousand dollars ($400,000) in the aggregate arising out of the same occurrence or matter.

8.14                        Mitigation

Each Party hereto shall take all reasonable steps and use all commercially reasonable efforts to mitigate any and all Losses.

8.15                        Adjustment to Purchase Price

Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price.

8.16                        Subrogation

Each Party shall assign to the other Party and subrogate the other Party to all its rights and remedies against any Person (other than, with respect to rights and remedies of Seller, those against the BP Group and its insurers) in respect of any payment made by the other Party in respect of any indemnification or liability assumed by the other Party pursuant to this Agreement or as a result of this Agreement (including legal fees and other costs of litigation).  Each Party shall provide all reasonable cooperation of assistance required by the other Party in making and prosecuting any claim for recovery against any such Person to the extent that payment is made by the other Party.  Neither Party shall knowingly take any action to impair any such right or remedy of the other Party to recover any such payment.

ARTICLE 9
TAXES

9.1                               Transfer Taxes

All transfer, withholding, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges

(including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.  Buyer and Seller will cooperate in providing each other with appropriate resale exemption certification and other similar Tax and fee documentation.

9.2                               Tax Returns

(a)                                  Seller shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax returns for the Rangeland Companies for all taxable periods ending on or before the Closing Date. Buyer shall, and shall cause the Rangeland Companies to, co-operate with the Seller pursuant to Section 9.5(a) of this Agreement with respect to the preparation and filing of all Tax returns for the Rangeland Companies for all taxable periods ending on or before the Closing Date.  Prior to filing such Tax returns, Seller shall make such Tax returns available for Buyer’s review.  Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax returns for the Rangeland Companies.

(b)                                 Seller shall provide to Buyer, within 120 days of Closing, copies of all income Tax returns filed by Seller with respect to the Rangeland Companies for the taxation year ending immediately prior to the Closing Date.  Seller shall also provide to Buyer, within 10 Business Days of receipt by Seller, copies of any Notices of Assessment or Reassessment issued by the relevant taxation authorities after the Closing Date with respect to the income Tax returns filed by Seller with respect to the Rangeland Companies for the taxation year ending immediately prior to the Closing Date.

9.3                               Tax Elections

(a)                                  Within 90 days after the Closing Date, Seller, acting on its own behalf and that of RMC, shall prepare, or cause to be prepared, and, in co-operation with the Buyer and RMC pursuant to Section 9.5(a) of this Agreement, file in the prescribed form one or more elections under subsection 85(1) of the Tax Act and subsection 14.1 of the Alberta Tax Act with respect to the sale, assignment, transfer and conveyance of the Rangeland Marketing Business Assets by Seller to RMC pursuant to the Conveyance Agreement (Rangeland Marketing Business) dated effective April 1, 2003. For the purposes of such elections, the agreed amounts in respect of the Transferred Assets (as that term is defined in the Conveyance Agreement) shall be such amounts as shall be determined by Seller in its sole discretion, provided however that the agreed amounts shall not be less than the lesser or least amounts, as the case may be, specified within paragraphs 85(1)(c.1), (d) and (e) of the Tax Act (as adopted by reference in subsection 14.1 of the Alberta Tax Act). Seller hereby agrees to provide copies of the elections to Buyer at the time of filing of the elections.

(b)                                 Within 90 days after the Closing Date, Seller shall cause BP Resources, acting on its own behalf and that of RPC, to prepare, or cause to be prepared, and, in co-operation with the Buyer and RPC pursuant to Section 9.5(a) of this Agreement, file in the prescribed form one or more elections under subsection 85(1) of the Tax Act and subsection 14.1 of the Alberta Tax Act with respect to the sale, assignment, transfer and conveyance of the RPC Assets by BP Resources to RPC pursuant to the Conveyance Agreement (Rangeland Pipeline Business) dated effective April 1, 2003. For the purposes of such elections, the agreed amounts in respect of the Transferred Assets (as that term is defined in such Conveyance Agreement) shall be such amounts as shall be determined by BP Resources in its sole discretion, provided however that the agreed amounts shall not be less than the lesser or least amounts, as the case may be, specified within paragraphs 85(1)(c.1), (d) and (e) of the Tax Act (as adopted by reference in subsection 14.1 of the Alberta Tax Act). Seller shall cause BP Resources to provide copies of the elections to Buyer at the time of filing of the elections.

(c)                                  For purposes of Sections 9.3(a) and (b), in the event that any competent taxing authority should assess or reassess any or all of Seller, BP Resources, RMC or RPC on the basis that the agreed amounts pursuant to the elections specified in Sections 9.3(a) and (b) are incorrect, Seller shall advise the Buyer (acting on its own behalf and that of RPC and RMC) of the revised agreed amounts within thirty (30) days of receiving formal notification of such revisions from the competent taxing authority. Should Seller or BP Resources, acting on their own behalf and that of RMC and RPC, disagree with the competent taxing authority’s proposed revisions to the agreed amounts, Seller or BP Resources, acting in their sole discretion, shall decide whether to file notices of objection with the competent taxing authority or notices of appeal to a court of competent jurisdiction (both in accordance with the Tax Act and the Alberta Tax Act) with respect to any such assessment or reassessment. In the event that such notices of objection or notices of appeal are to be filed, Buyer and RMC or RPC, as the case may be, shall cooperate (in accordance with Section 9.5(a) of this Agreement) with Seller or BP Resources in the preparation, execution and filing of the appropriate documents, and Seller shall provide Buyer with copies.  Seller shall advise Buyer, RMC and RPC of the ultimate disposition of the notices of objection and/or notices of appeal within thirty (30) days of such disposition.

(d)                                 Buyer, on its own behalf and on behalf of its Affiliates (including the Rangeland Companies), hereby expressly acknowledges and agrees that after Closing, other than the rights to receive copies and notifications, neither Buyer nor its Affiliates (including the Rangeland Companies) shall have any rights with respect to the elections to be filed by Seller, BP Resources, RPC and RMC pursuant to Sections 9.3(a) and (b), nor to any objections or appeals that may be filed pursuant to Section 9.3(c).

(e)                                  Buyer, on its own behalf and on behalf of its Affiliates (including the Rangeland Companies), hereby expressly acknowledges and agrees that neither Seller nor BP Resources are providing to Buyer or its Affiliates (including the Rangeland Companies) any representations, warranties, covenants or indemnities with respect to any matters relating to the elections to be filed by Seller, BP Resources, RPC and RMC pursuant to Sections 9.3(a) and (b), including the agreed amounts, nor to any objections or appeals that may be filed pursuant to Section 9.3(c).

(f)                                    Notwithstanding any exceptions, disclaimers or other matters set forth in this Agreement (including, without limitation, those contained in Section 4.3), Seller hereby represents and warrants to and covenants with Buyer as of the date of this Agreement and as of the Closing Date, acknowledging that Buyer is relying upon such representations and warranties in entering into this Agreement and completing the purchase and sale of the Shares, that immediately following the purchase and sale of the Shares described in Section 2.1, RPC’s tax pool balances for the purposes of the Alberta Tax Act and the Tax Act (taking into account, for greater certainty, deductions to be claimed in respect of the Tax returns described in Section 9.2(a)) will not be less than:

(i)                                     thirty million dollars ($30,000,000) of Class 1 undepreciated capital cost; and

(ii)                                  ten million dollars ($10,000,000) of Class 8 undepreciated capital cost.

Claims in respect of this Section 9.3(f) shall not count in determining whether the monetary limit has been reached under, or otherwise be subject to, the provisions of Sections 8.11 and 8.12.

9.4                               Attribution of Purchase Price

The Purchase Price shall be attributed as amongst the RPC Shares, Aurora Shares and RMC Shares as follows:

(a)                                  the Base Price specified in Section 2.2(a)(i) shall be attributed to the Shares of the Rangeland Companies on a basis to be determined by Seller, in its sole discretion, and communicated to Buyer in writing at time of Closing, subject to the following limitations:

(i)                                     the portion of the Base Price that is attributable to the Aurora Shares shall not be greater than five hundred thousand dollars ($500,000);

(ii)                                  the portion of the Base Price that is attributable to the RMC Shares shall not be greater than ten million dollars ($10,000,000); and

(iii)                               the portion of the Base Price that is attributable to the RPC Shares shall equal the difference between the Base Price and the sum of the amounts attributed to the Aurora Shares and the RMC Shares pursuant to Sections 9.4(a)(i) and 9.4(a)(ii) respectively;

(b)                                 the Line Fill and Product Inventory Amount specified in Section 2.2(a)(ii) shall be attributed to the RMC Shares;

(c)                                  the Working Capital Amount specified in Section 2.2(a)(iii) shall be attributed to the Aurora Shares, the RMC Shares and the RPC Shares in proportion to their respective Working Capital on the Working Capital Date; and

(d)                                 the Interest Amount specified in Section 2.2(a)(iv) shall be attributed to the Shares of the Rangeland Companies on the following basis:

(i)                                     to the Aurora Shares, the Interest Amount multiplied by the sum of the portion of the Base Price attributed to the Aurora Shares pursuant to Section 9.4(a)(i) and the portion of the Working Capital Amount attributed to the Aurora Shares pursuant to Section 9.4(c), and divided by the sum of the Base Price, the Line Fill and Product Inventory Amount and the Working Capital Amount;

(ii)                                  to the RMC Shares, the Interest Amount multiplied by the sum of the portion of the Base Price attributed to the RMC Shares pursuant to Section 9.4(a)(ii), the Line Fill and Product Inventory Amount and the portion of the Working Capital Amount attributed to the RMC Shares pursuant to 9.4(c), and divided by the sum of the Base

Price, the Line Fill and Product Inventory Amount and the Working Capital Amount; and

(iii)                               to the RPC Shares, the Interest Amount multiplied by the sum of the portion of the Base Price attributed to the RPC Shares pursuant to Section 9.4(a)(iii) and the portion of the Working Capital Amount attributed to the RPC Shares pursuant to Section 9.4(c), and divided by the sum of the Base Price, the Line Fill and Product Inventory Amount and the Working Capital Amount.

9.5                               Conduct of Tax Matters

(a)                                  Seller and the other members of the BP Group shall have the sole right to control and direct the conduct, defence or compromise of matters relating to:

(i)                                     the preparation and filing of all Tax returns for the Rangeland Companies for all taxable periods ending on or before the Closing Date in accordance with Section 9.2(a),

(ii)                                  Section 9.3 (Tax Elections),

(iii)                               Section 9.4 (Attribution of Purchase Price), and

(iv)                              Section 9.8 (Transaction a Share Sale),

including any audit, proposed adjustment, claim, assessment, reassessment, administrative or judicial proceeding or the filing of any amended return or claim for refund, involving any Tax liability for which the Rangeland Companies, Seller or the other members of the BP Group may be responsible (a “Seller’s Tax Matter”) and to employ counsel of its own choice at its own expense.  Buyer and its Affiliates (including the Rangeland Companies) shall co-operate fully with Seller and its counsel in the conduct, defence or compromise of any such Seller’s Tax Matter, including by executing and delivering waivers of relevant statutes of limitations and powers of attorney; provided, however, that if the matters in issue have the potential to prospectively affect the Tax liability of Buyer or any of its Affiliates (including the Rangeland Companies), Buyer shall have the right to participate in such proceeding to the extent reasonable in the circumstances.

(b)                                 Buyer and its Affiliates (including the Rangeland Companies) shall have the sole right to control and direct the conduct, defence or compromise of any matter, including any audit, proposed adjustment, claim, assessment, reassessment, administrative or judicial proceeding or the filing of any amended return or claim for refund, involving any Tax liability for which Buyer or its Affiliates (including the Rangeland Companies) may be responsible (excluding, for greater certainty, any Seller’s Tax Matters) (a “Buyer’s Tax Matter”) and to employ counsel of its own choice at its own expense.  Seller shall co-operate fully, and shall cause the other members of the BP Group to co-operate fully, with Buyer and its counsel in the conduct, defence or compromise of any such Buyer’s Tax Matter, including by executing and delivering waivers of relevant statutes of limitations and powers of attorney; provided, however, that if the matters in issue have the potential to retroactively affect the Tax liability of Seller or the other members of the BP Group, Seller shall have the right to participate in such proceeding to the extent reasonable in the circumstances.

9.6                               Receipt of Tax Notice

Seller shall notify Buyer in writing (a “Tax Notice”) within ten (10) Business Days of the receipt by Seller or the other members of the BP Group of written notice of any pending or proposed Buyer’s Tax Matter or matter relating to Tax returns for the taxable periods ending on or before the Closing Date that may affect the Tax liabilities for which Buyer may be liable, in whole or in part.  Buyer shall notify Seller in writing within ten (10) Business Days of the receipt by Buyer or any Affiliate of Buyer (including the Rangeland Companies) of written notice of any pending or proposed Seller’s Tax Matter.

9.7                               Co-operation on Tax Matters

From and after the Closing Date, Seller and Buyer shall, and Buyer shall cause its Affiliates (including the Rangeland Companies) to, co-operate fully, as and to the extent reasonably requested by Seller in the conduct of any Seller’s Tax Matter with respect to Tax returns for the taxable periods (or portions thereof) ending on or before the Closing Date.  Such co-operation shall include the retention and (upon a Seller request) the provision of records and information which are reasonably relevant to the conduct of any such Seller’s Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer shall, and shall cause Rangeland Companies to, to the extent provided to Buyer, (i) retain all Books and Records with respect to Seller’s Tax Matters pertinent to the Rangeland Companies relating to any taxable period (or portion thereof) ending on or before the Closing Date until the expiration of the statute of limitation (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if Seller so requests, shall allow Seller to take possession of such Books and Records.

9.8                               Transaction a Share Sale

(a)                                  Seller and Buyer (on its own behalf and that of its Affiliates, including the Rangeland Companies) hereby acknowledge and agree that the purchase and sale of the Shares, as described in Section 2.1 of this Agreement (the “Subject Transaction”), shall be, for purposes of the Tax Act and the Alberta Tax Act, treated at all material times as the purchase and sale of shares which are non-depreciable “capital property” as that term is defined in Section 54 of the Tax Act. For greater certainty, Seller and Buyer (on its own behalf and that of its Affiliates, including the Rangeland Companies) acknowledge and agree that they will not advocate in any way or at any time that the Subject Transaction should be treated for purposes of the Tax Act and the Alberta Tax Act as the sale and purchase of depreciable assets or any type of transaction other than as specified above.

(b)                                 Should any relevant taxing authority take the view that the Subject Transaction is in law anything other than the purchase and sale of shares which are non-depreciable “capital property” as that term is defined in Section 54 of the Tax Act, Buyer (and its Affiliates, including the Rangeland Companies) shall co-operate (in accordance with Section 9.5(a) of this Agreement) with Seller in advocating by whatever means necessary that the Subject Transaction is to be treated for Tax purposes as the purchase and sale of shares which are non-depreciable “capital property” as that term is defined in Section 54 of the Tax Act .

(c)                                  Should it ultimately be determined by a court of competent jurisdiction or otherwise that the Subject Transaction is not in law a purchase and sale of shares which are non-depreciable “capital property” as that term is defined in Section 54 of the Tax Act, but is instead the sale and purchase of depreciable assets or any other type of transaction that results in a tax benefit to Buyer (or its Affiliates, including the Rangeland Companies), Buyer shall make a payment to Seller equal in amount to the value of the tax benefit realized by Buyer (or its Affiliates, including the Rangeland Companies) as a result of the recharacterization of the Subject Transaction, such value to be determined by Seller in a reasonable manner.

ARTICLE 10
RECORDS

10.1                        Access to Records

For a period of ten (10) years following the Closing Date, Buyer shall provide to Seller and other members of the BP Group (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to take copies of any Books and Records relating exclusively to the Rangeland Business Unit through and including the Closing Date; and Buyer shall not destroy or dispose of any such Books and Records for a period of at least ten (10) years after the Closing Date without first offering to surrender to Seller such Books and Records which Buyer may intend to destroy or dispose of.  Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such visits so that these actions will not unreasonably interfere with the normal operation of the Rangeland Business Unit.

10.2                        Access to Financial Information

(a)                                  Buyer shall cause Pacific Energy Partners, L.P. (the “Partnership”) to use reasonable commercial efforts to obtain written confirmation from the staff of the United States Securities and Exchange Commission that the Partnership is not required to disclose historical financial statement information regarding or relating to the Rangeland Companies and the Rangeland Business Unit Assets, for any period prior to the acquisition thereof by Buyer as required under Rule 3-05 of Regulation S-X promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)                                 To the extent the Partnership is unable to obtain the written confirmation contemplated in Section 10.2(a) within thirty (30) days from the date this Agreement is signed, then upon the written request of Buyer, at Buyer’s sole cost and expense and only to the extent necessary to comply with the Partnership’s disclosure obligations under Rule 3-05 of Regulation S-X, Seller shall use reasonable commercial efforts to provide the Partnership and its representatives (including its legal counsel and independent auditors) reasonable access during normal business hours to such historical financial information as may then be in Seller’s possession or control (and to those persons who are responsible for such information) that is necessary to allow the Partnership to prepare the historical financial statements required by Rule 3-05 of Regulation S-X, and to enable the audit thereof.

(c)                                  The obligations of Seller to disclose or provide reasonable access to any such historical financial information shall terminate three (3) years after the date of this Agreement.  Seller shall have no liability whatsoever to Buyer or any other Person for information provided or disclosed hereunder, or the accuracy or sufficiency thereof or in connection with any claim arising out of such information.  Buyer acknowledges that Seller makes no representation or warranty with respect to any such information and expressly disclaims any implied or constructive representation or warranty.  Buyer shall reimburse Seller for all actual costs incurred by

Seller in performing its obligations under this Section 10.2 and shall indemnify Seller for any and all Losses suffered, sustained, paid or incurred by Seller directly or indirectly with respect to such matter.

ARTICLE 11
TERMINATION RIGHTS

11.1                        Termination

The transactions contemplated by this Agreement may be terminated at any time prior to Closing as follows and in no other manner:

(a)                                  by mutual written consent of Buyer and Seller;

(b)                                 by Buyer, if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement);

(c)                                  by Seller, if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment, and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement);

(d)                                 by Seller, if the Closing does not occur on or prior to October 31, 2004; or

(e)                                  by Buyer, if the Closing does not occur on or prior to October 31, 2004; provided, however, that, in the event that all conditions of Section 7.1 other than the conditions set forth in Section 7.1(d) are satisfied, then Buyer may not terminate under this Section 11.1(e) until December 31, 2004.

11.2                        In the Event of Termination

In the event of termination by Buyer or Seller pursuant to this Article 11, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement (including the Parties’ obligation to consummate the transactions) shall be terminated without further action by either Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b)                                 all confidential information received by Buyer with respect to the Rangeland Business Unit Assets and the Rangeland Business Unit shall be treated in accordance with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of the transactions contemplated by this Agreement.

11.3                        Effect of Termination

Each Party’s rights of termination under this Article 11 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  Nothing in this Article 11 shall limit or affect any other rights or causes of action any of the Parties may have with respect to the representations, warranties, covenants and indemnities in such Party’s favour contained in this Agreement, which representations, warranties, covenants and indemnities shall survive the termination of the transactions contemplated by this Agreement.  Nothing in this Article 11 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

ARTICLE 12
NOTICES

12.1                        Method of Notice

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile or sent by reputable courier service.  Notices shall be deemed given when so delivered by hand or by courier (provided that if not delivered during normal business hours on a Business Day notice shall be deemed to occur at the start of normal business hours on the next Business Day) or, if notice is given by facsimile, it is deemed received when actually received by the other Party if received during normal business hours on a Business Day or at the commencement of normal business hours on the next Business Day otherwise.

12.2                        Address and Facsimile Number

Notice shall be delivered to the Parties at the following address and facsimile number:

If to Buyer, at the address or facsimile number set forth on the execution page of this Agreement for Buyer.

If to Seller:

BP Canada Energy Company

240 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2H8

Attn:                    Secretary

Facsimile:                                            (403) 233-1852

with a copy to:

BP Canada Energy Company

240 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2H8

Attn:                    Joanne J. Ruitenschild, Senior Legal Counsel

Facsimile:                                            (403) 233-1852

12.3                        Change of Address

Any Party may change the address or facsimile number to which such communications are to be directed to it by giving written notice to the other in the manner contemplated in Section 12.1.

ARTICLE 13
MISCELLANEOUS

13.1                        Further Assurances

From time to time, as and when reasonably requested by either Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 5.3(b)), which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

13.2                        Specific Performance

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Court of Queen’s

Bench of Alberta, in addition to any other remedy to which they may be entitled, at law or in equity.

13.3                        Interest Accrues on Amounts Owing

Subject to any provision otherwise in this Agreement, any amount owing to a Party by the other Party pursuant to any provision of this Agreement and remaining unpaid when due shall bear interest, calculated daily and compounded monthly, from the day such amount was due to be paid until the day such amount was paid, at the Seller’s Interest Rate if owed by Seller or at the Buyer’s Interest Rate if owed by Buyer, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

13.4                        Governing Law; Submission to Jurisdiction

This Agreement and the obligations of the Parties hereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the Province of Alberta and the substantive and procedural federal laws of Canada applicable in Alberta, without regard to rules on choice of law.  Any action to enforce the terms hereof shall be brought in the Court of Queen’s Bench of Alberta in Calgary on an exclusive basis.  Each Party hereto agrees that it shall submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement.

13.5                        Publicity

Buyer and Seller agree that, from the date hereof to and including the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by either Party (including any member of the BP Group) without the prior consent of the other Party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by Applicable Laws or the rules or regulations of any securities exchange, whether in Canada or elsewhere (or in the opinion of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the Party making the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that any member of the BP Group, including Seller, may make such an announcement to its employees.  Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement.  Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Laws or for financial reporting purposes or as otherwise provided herein and except that the Parties may disclose such terms to their respective (and in the case of Seller, the BP Group’s) counsel, auditors, accountants, agents, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

13.6                        Survival Of Covenants, Representations and Warranties

The covenants, representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 8.1, 8.2 and 8.3.  The representations and warranties in Section 4.1(i) with respect to the Rangeland Pipeline System Real Property set forth in Part 1 of Schedule ”D” shall not survive and shall terminate at Closing.

13.7                        Entire Agreement

This Agreement, the attached Schedules and the agreements referred to herein or executed simultaneously herewith, set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in effect).  No representation, promise, inducement or statement of intention, whether written or oral, has been made by either Party which is not embodied in or superseded by this Agreement or the Confidentiality Agreement or in the documents referred to herein, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth whether in the Information Memorandum, in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

13.8                        Assignment

This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other Party and any purported assignment without such consent shall be void and without effect; provided, however, that each of Buyer and Seller may (a) assign any and all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided further that each of Buyer and Seller shall remain responsible for the performance of all of its respective obligations hereunder.

13.9                        Waiver

Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

13.10                 Expenses

Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses.

13.11                 Counterparts

This Agreement may be executed simultaneously in one or more counterparts (including by means of facsimile signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

13.12                 No Strict Construction

Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no doctrine of strict construction shall be applied against any Person.

13.13                 Schedules

The disclosures in the Schedules hereto (including any disclosures made in amendments made pursuant to Section 5.1(c)) are to be taken as relating to the representations and warranties of Seller as a whole.  Matters listed once on the Schedules shall be deemed disclosed with reference to all sections of the Schedules and all of Sections 4.1 and 4.2 of this Agreement.  The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Rangeland Business Unit, the Rangeland Business Unit Assets or the Seller Group.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Prior to the Closing, Seller shall have the right at all times to supplement, modify or update the Schedules hereto; provided, however, that any such supplements, modifications or updates shall be subject to the provisions of Section 5.1(c).  The Schedules are incorporated herein by reference and made a part hereof.

13.14                 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (a) such provision shall be deemed to be automatically amended to the extent necessary to comply with Applicable Laws and permit enforcement and (b) such finding shall not affect the binding effect of the other provisions of this Agreement, unless, in either case, such amendment or finding (after giving effect to any permitted amendment) materially impairs the economic benefit or protections to be derived by a Party from the transactions contemplated hereby, taken as a whole.

13.15                 No Third Party Beneficiaries

Except as provided with respect to indemnification as set forth in Article 8 and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.

13.16                 Time of Essence

With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.17                 No Conditions

For the avoidance of doubt, the only conditions to Closing are those set forth in Sections 7.1 and 7.2 herein, and no other covenants or conditions set forth in this Agreement are intended to have any effect on the Closing or the payment of the Purchase Price.

13.18                 Joint Liability

The liabilities of PipelineCo and MarketingCo in respect of any covenants or any other obligations stated under this Agreement to be covenants or obligations of Buyer shall be joint.

13.19                 Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

BP CANADA ENERGY COMPANY

By:	/s/ Ed Scheibelhut
Ed Scheibelhut
Vice President

RMC ACQUISITION COMPANY

By:	/s/ Irvin Toole, Jr.
Name: Irvin Toole, Jr.
Title: President

Address for Notices:
5900 Cherry Avenue
Long Beach, CA 90805

Facsimile Number for Notices:
562-728-2823

RPC ACQUISITION COMPANY

By:	/s/ Irvin Toole, Jr.
Name: Irvin Toole, Jr.
Title: President

Address for Notices:

Facsimile Number for Notices: